PROSPECTUS SUPPLEMENT                                                     [LOGO]
(TO PROSPECTUS DATED MAY 14, 1996)

                                1,750,000 SHARES

                    MID-AMERICA APARTMENT COMMUNITIES, INC.

                    9.5% SERIES A CUMULATIVE PREFERRED STOCK
                      LIQUIDATION PREFERENCE $25 PER SHARE
                            ------------------------

     Dividends on the 9.5% Series A Cumulative Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of Mid-America Apartment Communities, Inc. (the "Company") are cumulative from the date of original issue and are payable monthly, commencing on November 15, 1996, to shareholders of record on the first day of each month at the rate of 9.5% per annum of the $25 liquidation preference (the "Liquidation Preference") per share
(equivalent to a fixed annual amount of $2.375 per share). See "Description of Series A Preferred Stock -- Dividends."

     Except in certain circumstances relating to preservation of the Company's qualification as a real estate investment trust (a "REIT"), the Series A Preferred Stock is not redeemable prior to November 1, 2001. On and after such date, the Series A Preferred Stock may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends thereon, if any, up to the redemption date. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Series A Preferred
Stock -- Maturity" and " -- Redemption."

     In order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal income tax purposes, shares of Series A Preferred Stock shall be deemed "Excess Shares" pursuant to the Company's charter (the "Charter") if a holder owns more than 9.9% in value of the Company's outstanding capital stock, and the Company will have the right to purchase Excess Shares from the holder. See "Description of Series A Preferred Stock -- Restrictions on Ownership."

     The Company has applied to list the Series A Preferred Stock on the New York Stock Exchange ("NYSE") under the symbol "MAA PrA." If approved, trading of the Series A Preferred Stock on the NYSE is expected to commence within a seven day period after the initial delivery of the Series A Preferred Stock. See "Underwriting."

     SEE "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SERIES A PREFERRED STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REP RESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                               Underwriting Discounts
             Price to Public     and Commissions(1)      Proceeds to Company(2)
-------------------------------------------------------------------------------
Per Share...      $25.00              $.96875                  $24.03125
-------------------------------------------------------------------------------
Total(3)....   $43,750,000           $1,695,313               $42,054,687
================================================================================

(1) The Company and its principal subsidiary, Mid-America Apartments, L.P. (the "Operating Partnership"), have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $187,500.
(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 250,000 shares of Series A Preferred Stock on the same terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $50,000,000, $1,937,500 and $48,062,500, respectively.

                            ----------------------------

     The shares of Series A Preferred Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the shares of Series A Preferred Stock will be made through the facilities of The Depository Trust Company, New York, New York, on or about October 16, 1996.

MORGAN KEEGAN & COMPANY, INC.                                J.C. BRADFORD & CO.

                                OCTOBER 10, 1996

                    Mid-America Apartment Communities, Inc.

                                     [Map]

                   [Investment in Real Estate by State chart]

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE SERIES A PREFERRED STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. AS USED HEREIN, THE TERM "COMPANY" INCLUDES MID-AMERICA APARTMENT COMMUNITIES, INC.,
ITS PREDECESSOR AND THOSE ENTITIES OWNED OR CONTROLLED THEREBY (THE "SUBSIDIARIES"), INCLUDING THE OPERATING PARTNERSHIP. ALL INFORMATION
CONTAINED IN THIS PROSPECTUS SUPPLEMENT, UNLESS OTHERWISE INDICATED, ASSUMES THAT THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY

     The Company, a Tennessee corporation, is a self-administered and self-managed equity REIT which invests in and operates multifamily residential properties. As a self-managed REIT, the Company conducts the leasing, rent collection, landscaping, maintenance and other functions required by ownership of multifamily residential properties and, consequently, pays no management fees to third parties. In February 1994, the Company completed its initial public offering (the "Initial Offering") of approximately $97 million of Common
Stock. In August 1994, the Company completed a follow-on public offering of approximately $84 million to finance the acquisition of additional apartments. In June 1995, the Company merged with America First REIT, Inc., an equity REIT which owned multifamily residential properties, in a stock-for-stock exchange and related assumption of debt valued at approximately $120 million (the "AFRI Merger").

     As of September 30, 1996, the Company owned 72 apartment communities containing 18,992 units in 12 states (the "Properties"), and had grown by 13,412 units since the Initial Offering, an increase of approximately 240% over the number of apartment units owned at the time of the Initial Offering.

     The Properties are located primarily in the southeastern United States and Texas, with additional units in Missouri and Ohio. Since the Initial Offering, the Company has expanded geographically from owning apartment communities in 4 states to its current presence in 12 states. Of the Properties, 50 contain 200 or more units, with the largest apartment community containing 1,031 units. The Properties are characterized by amenities which may include extensive landscaping, swimming pools, tennis courts, fitness centers, saunas or hot tubs.

                    BUSINESS OBJECTIVES AND GROWTH STRATEGY

     The Company seeks to increase earnings per share and operating cash flow to maximize shareholder value by following a strategy that focuses on internal and external growth.

INTERNAL GROWTH STRATEGY

     Management's goal is to maximize the return on investment of each property through increasing rental rates and reducing operating expenses while maintaining high occupancy. The Company seeks to accomplish this goal by:

         o ensuring that, through monthly inspections of all Properties by senior management and prompt attention to maintenance and recurring capital needs, the Properties are properly maintained;

         o implementing programs to control expenses through investment in cost-saving initiatives, such as the installation of energy-efficient lighting and water meters, where appropriate;

         o improving the market appeal of the Properties through aesthetic upgrades, including investment in extensive landscaping and exterior improvements and repositioning apartment communities from time to time to maintain market leadership positions;

         o investing heavily in training programs for its property-level personnel;

         o compensating all employees through performance-based compensation programs and employee stock ownership programs;

         o empowering the Company's property managers to adjust rents in response to market conditions and to manage the seasonality of each apartment community to coordinate resident turnover with prospective resident traffic; and

         o maintaining a hands-on management style and "flat" organizational structure that emphasizes senior management's close contact with the market and employees.

     The Company's occupancy rate was 95.3% as of both September 1, 1996 and September 1, 1995. In addition, the Company's average monthly rental rate as of September 1, 1996 was $524, an increase of 4.0% over such average at September 1, 1995.

EXTERNAL GROWTH STRATEGY

     The Company's external growth strategy is to increase shareholder value through the acquisition and selective development of additional apartment units and the strategic disposition of existing Properties. Typical attributes of apartment communities which the Company seeks to acquire are:

         o well-constructed properties having attractive locations, potential for increases in rental rates and occupancy, potential for reductions in operating costs and acquisition prices below estimated replacement cost;

         o properties with opportunities for internal growth through (i) market repositioning by means of property upgrades which typically include landscaping, selective refurbishing and the addition of amenities and (ii) economies of scale in management and purchasing; and

         o properties located in the Company's existing markets and mid-sized metropolitan areas having market characteristics similar to the Company's existing markets.

     On June 29, 1995, upon completion of the AFRI Merger, the Company acquired apartment communities containing 3,212 units, increasing the number of apartment units owned by the Company and its market capitalization by 21.0%. Since the consummation of the AFRI Merger, the Company has acquired four apartment communities containing 1,232 units.

     The Company develops new apartments when it believes it can achieve an attractive return on investment. In the last 12 months, the Company has completed the following development projects:

         o 122 apartment units constructed at the Woods of Post House in Jackson, Tennessee in close proximity to three apartment communities owned by the Company;

         o 24 additional apartment units at the Reflection Pointe apartment community in Jackson, Mississippi; and

         o 32 additional apartment units at the Park Haywood apartment community in Greenville, South Carolina.

     The Company recently commenced construction of a 234-unit expansion of the 384-unit Lincoln on the Green apartment community at the Tournament Players' Club at Southwind in Memphis, Tennessee. Construction of that expansion is expected to be complete in the fall of 1997. Several other expansion and new development opportunities are currently being explored.

     In pursuing its goal of maximizing its return on investment, the Company regularly reviews the performance of its Properties and may strategically dispose of Properties if the Board of Directors believes the Company can redeploy the proceeds of a sale and obtain an improved return on investment.

                              RECENT DEVELOPMENTS

COMPLETED ACQUISITIONS

     On July 25, 1996, the Company acquired three apartment communities containing an aggregate of 816 units in DeSoto County, Mississippi and Jackson, Mississippi for an aggregate purchase price of approximately $32.2 million (the "Completed Acquisitions"). The Company funded these acquisitions primarily with borrowings under its $65 million unsecured line of credit (the "Credit Line") and proceeds from the sale of Laguna Pointe Apartments in June 1996.

PROPOSED ACQUISITION

     The Company has entered into a definitive agreement to purchase Napa Valley Apartments containing 240 units in Little Rock, Arkansas for a purchase price of approximately $9.7 million (the "Proposed Acquisition"). This apartment community is located across the street from the Company's 260-unit Calais Forest apartment community. The purchase agreement is subject to certain conditions which may not be met, and there can be no assurance that this apartment community will be acquired. The Company anticipates that the Proposed Acquisition will be funded with the proceeds of the Offering and/or the Credit Line. See "Use of Proceeds."

PROPERTIES UNDER NEGOTIATION

     The Company is also negotiating with various sellers for the acquisition of six additional apartment communities (the "Properties Under Negotiation") containing an aggregate of 1,815 units for proposed purchase prices totaling approximately $67.4 million. The purchase of the Properties Under Negotiation, if consummated, will be funded through the assumption of existing bond and mortgage indebtedness, with the net proceeds of the Offering and/or through borrowings under the Credit Line. There can be no assurance that any of the Properties Under Negotiation will be acquired.

DISPOSITIONS

     On May 16, 1996, the Company disposed of the 100-unit apartment community known as The Park at 58 II located in Chattanooga, Tennessee for $1.9 million cash. The net proceeds were used to reduce amounts outstanding under the Credit Line.

     On June 4, 1996, the Company disposed of the 384-unit apartment community known as Laguna Pointe located in Mesa, Arizona, for $7.6 million cash and the purchaser's assumption of $7.7 million aggregate principal amount of multifamily housing revenue bonds. The net proceeds from the sale were reinvested in the Completed Acquisitions in compliance with rules permitting the disposition and subsequent purchase to qualify as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   PROPERTIES

     The following is a summary of the Company's Properties as of September 30, 1996:

                                                               # OF
              PROPERTY                       LOCATION         UNITS
-------------------------------------  ---------------------  ------

                                                               # OF
              PROPERTY                       LOCATION         UNITS
-------------------------------------  ---------------------  ------

ARKANSAS
Calais Forest                          Little Rock               260
Whispering Oaks                        Little Rock               206
                                                              ------
                                                                 466
FLORIDA
Marsh Oaks                             Atlantic Beach            120
Anatole                                Daytona Beach             208
Coopers Hawk                           Jacksonville              208
Lakeside                               Jacksonville              416*
The St. Augustine                      Jacksonville              400
Woodbridge at the Lake                 Jacksonville              188
The Savannahs                          Melbourne                 256
Belmere                                Tampa                     210
Sailwinds at Lake Magdalene            Tampa                     798
                                                              ------
                                                               2,804
GEORGIA
Shenandoah Ridge                       Augusta                   272
Hollybrook                             Dalton                    158
                                                              ------
                                                                 430
KENTUCKY
Lakepointe                             Lexington                 118
The Mansion                            Lexington                 184
The Village                            Lexington                 252
Stonemill Village                      Louisville                384
                                                              ------
                                                                 938
MISSOURI
Canyon Creek                           St. Louis                 320
MISSISSIPPI
Riverhills                             Grenada                    96
Lakeshore Landing                      Jackson                   196
Pear Orchard                           Jackson                   389
Pine Trails                            Jackson                   120
Reflection Pointe                      Jackson                   296
Somerset                               Jackson                   144
The Advantages                         Jackson                   252
Woodridge                              Jackson                   192
Crosswinds                             Jackson                   360*
Savannah Creek                         Southaven                 204*
Sutton Place                           Southaven                 252*
                                                              ------
                                                               2,501
NORTH CAROLINA
Summit Ridge                           Charlotte                 240
Woodstream                             Greensboro                304
The Corners at
  Crystal Lake                         Winston-Salem             240
                                                              ------
                                                                 784
OHIO
Fairways at
  Royal Oak                            Cincinnati                214
SOUTH CAROLINA
Tanglewood                             Anderson                  168
The Fairways                           Columbia                  240
Highland Ridge                         Greenville                168
Park Haywood                           Greenville                208
Spring Creek                           Greenville                208
Runaway Bay                            Mt. Pleasant              208
                                                              ------
                                                               1,200
TENNESSEE
Hamilton Pointe                        Chattanooga               361
Hidden Creek                           Chattanooga               300
Steeplechase                           Chattanooga               108
Post House Jackson                     Jackson                   150
Post House North                       Jackson                   144
The Oaks                               Jackson                   100
Williamsburg Village                   Jackson                   148
Woods at Post House                    Jackson                   122
Cedar Mill                             Memphis                   276
Clearbrook Village                     Memphis                   176
Eastview                               Memphis                   432
Greenbrook                             Memphis                 1,031
Hickory Farm                           Memphis                   200
Kirby Station                          Memphis                   371
Lincoln on the Green                   Memphis                   384
McKellar Woods                         Memphis                   624
19th Green                             Memphis                   184
The Crossings                          Memphis                    80
The Park Estate                        Memphis                    81
Winchester Square                      Memphis                   252
Brentwood Downs                        Nashville                 286
Park at Hermitage                      Nashville                 440
                                                              ------
                                                               6,251
TEXAS
Stassney Woods                         Austin                    288
Travis Station                         Austin                    304
Redford Park                           Conroe                    212
Celery Stalk                           Dallas                    410
The Lodge at Timberglen                Dallas                    260
MacArthur Ridge                        Irving                    248
Westborough Crossing                   Katy                      274
Lane at Towne Crossing                 Mesquite                  384
Cypresswood Court                      Spring                    208
Green Tree Place                       Spring                    200
                                                              ------
                                                               2,788
VIRGINIA
The Township                           Hampton                   296
                                                              ------
  Total Apartment Units                                       18,992
                                                              ======
* Acquired in 1996

                                  THE OFFERING
Securities Offered...................  1,750,000 shares of 9.5% Series A Cumulative Preferred Stock (2,000,000 shares if the Underwriters' overallotment option is exercised in full). The Company has applied to list the Series A Preferred Stock on the NYSE under the symbol
                                       "MAA PrA." See "Underwriting."
Maturity.............................  The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. See "Description of Series A
                                       Preferred Stock -- Maturity."
Use of Proceeds......................  Of the net proceeds from the sale of the Series A Preferred Stock, approximately $9.7 million will be used to consummate the Proposed Acquisition and the remainder will be used to reduce the outstanding indebtedness owed under the Credit Line. Amounts paid to reduce outstanding indebtedness under the Credit Line subsequently may be re-borrowed (subject to the terms and limits of the Credit Line) to finance the acquisition of additional properties and for other corporate purposes. See "Use of Proceeds."
Ranking..............................  With respect to the payment of dividends and amounts upon liquidation, the
                                       Series A Preferred Stock will rank senior to the Common Stock, which is the only capital stock of the Company currently outstanding. See "Description of
                                       Series A Preferred Stock -- Rank," " -- Dividends" and " -- Liquidation
                                       Preference."
Dividends............................  Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable monthly on or before the 15th day of each month to shareholders of record on the first day of such month, commencing on
                                       November 15, 1996, at the rate of 9.5% per annum of the Liquidation
                                       Preference. See "Description of Series A Preferred Stock -- Dividends."
Liquidation Preference...............  Equal to $25 per share of Series A Preferred Stock, plus accrued and unpaid dividends (whether or not declared). See "Description of Series A Preferred
                                       Stock -- Liquidation Preference."
Redemption...........................  Except in certain circumstances relating to preservation of the Company's status as a REIT, the Series A Preferred Stock is not redeemable prior to
                                       November 1, 2001. On and after such date, the Series A Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus dividends accrued and unpaid to the redemption date (whether or not declared) without interest. See "Description of Series A Preferred Stock -- Redemption" and " -- Restrictions on
                                       Ownership."
Voting Rights........................  Holders of Series A Preferred Stock generally will have no voting rights except as required by law. However, whenever dividends on any shares of Series
                                       A Preferred Stock shall be in arrears for eighteen or more months, the holders of such shares (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all dividends accumulated on such shares of
                                       Series A Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding
                                       Series A Preferred Stock. See "Description of Series A Preferred
                                       Stock -- Voting Rights."
Conversion...........................  The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth summary financial and operating information on an historical basis for the Company and its predecessor. The following information should be read in conjunction with all of the financial statements and notes thereto included in the Quarterly Report on Form 10-Q for the quarter and six-month period ended June 30, 1996, and the Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated by reference into the accompanying Prospectus. Also set forth below are summary unaudited pro forma financial, operating and other data for the Company at and for the six months ended June 30, 1996 and the year ended December 31, 1995. The unaudited pro forma balance sheet data at June 30, 1996 have been prepared as if the Completed Acquisitions, the Proposed Acquisition and the dispositions ("Dispositions") described under "Recent Developments," and the consummation of the Offering and the application of the net proceeds thereof had each occurred on June 30, 1996. The unaudited pro forma operating and other data for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared as if the transactions described above and other property acquisitions since January 1, 1995 had occurred at the beginning of the period presented. The pro forma interest expense reflects the $7.4 million net decrease in total debt in connection with the above-described transactions based on the June 30, 1996 interest rate for the Credit Line of 7.25% as if such debt had been decreased at the beginning of the period presented. The pro forma general and administrative expense reflects increased corporate expenses resulting from the transactions described above. The pro forma financial and operating data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement. In the opinion of management, the operating data for the periods presented include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
                      SUMMARY FINANCIAL AND OPERATING DATA
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PROPERTY DATA)

                                         SIX MONTHS ENDED JUNE 30,
                                      --------------------------------                 YEAR ENDED DECEMBER 31,
                                                       HISTORICAL       ------------------------------------------------------
                                                  --------------------                              HISTORICAL
                                                                                    ------------------------------------------
                                                      (UNAUDITED)                                            (PREDECESSOR)
                                      PRO FORMA   --------------------  PRO FORMA                         --------------------
                                        1996        1996       1995       1995        1995      1994(1)     1993       1992
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
OPERATING DATA:
Revenue:
  Rental............................. $ 56,463    $  53,787  $  40,748  $109,679    $  93,509  $  50,181  $  25,687  $  21,756
  Other..............................      637          639        658     1,542        1,310      1,026        608        438
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
    Total revenue....................   57,100       54,426     41,406   111,221       94,819     51,207     26,295     22,194
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
Expenses:
  Property expenses(2)...............   21,530       20,624     16,267    44,294       37,810     19,484     11,316      9,682
  General and administrative(3)......    3,106        3,079      2,133     5,370        4,851      3,613      1,402      1,112
  Interest...........................   12,491       12,789     10,436    24,942       22,684     10,233      7,448      7,524
  Depreciation and amortization......   10,857       10,351      7,131    20,041       16,574      8,803      3,521      3,235
  Amortization of deferred financing
    costs............................      316          316        267       573          593        296        199        109
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
Income (loss) before gain on
  disposition of properties..........    8,800        7,267      5,172    16,001       12,307      8,778      2,409        532
Gain on disposition of properties....       --        1,966         --        --           --         --         --         --
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
Income (loss) before minority
  interest and extraordinary item....    8,800        9,233      5,172    16,001       12,307      8,778      2,409        532
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
Net income........................... $  7,193    $   7,536  $   3,997  $ 13,079    $   9,810  $   6,944  $   2,542  $   1,090
Preferred dividends(4)............... $  2,078           --         --  $  4,156           --         --         --         --
Net income available for common
  shares............................. $  5,115    $   7,536  $   3,997  $  8,923    $   9,810  $   6,944  $   2,542  $   1,090
Net income per weighted average
  common share outstanding........... $   0.47    $    0.69  $    0.46  $   0.81    $    1.00  $    1.01         --         --
Weighted average common shares
  outstanding (fully diluted)........   10,988       10,988      8,714    10,988        9,860      6,577         --         --
BALANCE SHEET DATA:
Real estate owned, at cost........... $629,711    $ 587,884  $ 565,044              $ 578,788  $ 434,460  $ 125,269  $ 111,686
Total assets......................... $608,685    $ 574,212  $ 570,998              $ 565,267  $ 439,233  $ 104,439  $  93,252
Total debt........................... $314,351    $ 321,745  $ 306,882              $ 307,939  $ 232,766  $ 105,594  $  95,036
Minority interest.................... $ 40,228    $  40,228  $  41,055              $  41,049  $  43,709         --         --
Shareholders' equity (owners'
  deficit)........................... $240,663    $ 198,796  $ 202,232              $ 202,278  $ 152,385  $  (4,684) $  (4,493)
OTHER DATA (AT END OF PERIOD):
Funds from operations(5)............. $ 17,501    $  17,548  $  12,251  $ 31,730    $  28,627  $  17,525  $   5,908  $   3,747
Distributions declared per share and
  unit...............................       --    $    1.02  $    1.00        --    $    2.01  $    1.71         --         --
Weighted average common shares and
  units outstanding (fully
  diluted)...........................   13,433       13,433     11,172        --       12,306      9,038         --         --
Ratio of earnings to combined debt
  service and preferred stock
  dividends(6).......................     1.56 x       1.52x      1.45x     1.50 x       1.49x      1.76x      1.27x      1.06x
Ratio of earnings to fixed
  charges(7).........................                  1.55x      1.48x                  1.52x      1.83x      1.32x      1.07x
Ratio of funds from operations to
  combined debt service and preferred
  stock dividends(8).................     2.11 x       2.25x      2.07x     2.00 x       2.13x      2.51x      1.65x      1.40x
Ratio of total debt to total
  capitalization(9)..................     45.1 %       48.6%      47.8%       --         48.2%      44.1%        --         --
Number of Properties.................       73           69         70        --           70         54         22         19
Number of apartment units............   19,232       18,176     18,094        --       18,219     14,333      5,580      5,064

                               YEAR ENDED DECEMBER 31,
                               -----------------------
                                     HISTORICAL
                               ------------------------
                                    (PREDECESSOR)
                               ------------------------
                                         1991
                                       ---------
OPERATING DATA:
Revenue:
  Rental.............................  $  19,288
  Other..............................        407
                                       ---------
    Total revenue....................     19,695
                                       ---------
Expenses:
  Property expenses(2)...............      8,707
  General and administrative(3)......        849
  Interest...........................      8,071
  Depreciation and amortization......      2,891
  Amortization of deferred financing
    costs............................         83
                                       ---------
Income (loss) before gain on
  disposition of properties..........       (906)
Gain on disposition of properties....         --
                                       ---------
Income (loss) before minority
  interest and extraordinary item....       (906)
                                       ---------
Net income...........................  $      17
Preferred dividends(4)...............         --
Net income available for common
  shares.............................  $      17
Net income per weighted average
  common share outstanding...........         --
Weighted average common shares
  outstanding (fully diluted)........         --
BALANCE SHEET DATA:
Real estate owned, at cost...........  $ 103,455
Total assets.........................  $  88,032
Total debt...........................  $  90,834
Minority interest....................         --
Shareholders' equity (owners'
  deficit)...........................  $  (5,460)
OTHER DATA (AT END OF PERIOD):
Funds from operations(5).............  $   1,967
Distributions declared per share and
  unit...............................         --
Weighted average common shares and
  units outstanding (fully
  diluted)...........................         --
Ratio of earnings to combined debt
  service and preferred stock
  dividends(6).......................        .90x
Ratio of earnings to fixed
  charges(7).........................        .89x
Ratio of funds from operations to
  combined debt service and preferred
  stock dividends(8).................       1.22x
Ratio of total debt to total
  capitalization(9)..................         --
Number of Properties.................         18
Number of apartment units............      4,702

                                                       (NOTES ON FOLLOWING PAGE)

------------

(1) Operating data for 1994 includes 34 days of predecessor financial information and per share data for 1994 is for the period February 4, 1994 through December 31, 1994.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures."

(3) Includes corporate expenses.

(4) Assuming an annual dividend rate of 9.5% on the Liquidation Preference of the Series A Preferred Stock.

(5) Funds from Operations ("FFO") represents net income (computed in accordance with GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain or loss on disposition of real estate assets, and certain non-cash items, primarily depreciation and amortization, less preferred stock dividends. FFO is computed in accordance with the definition adopted by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flows from operating, investing, and financing activities as a measure of liquidity. The Company believes that FFO is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the properties' ability to support interest payments and general operating expenses before the impact of certain activitites such as changes in other assets and accounts payable. In March 1995, NAREIT modified the definition of FFO to eliminate amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income when computing FFO. The Company implemented the new method of calculating FFO effective as of the NAREIT-suggested adoption date of January 1, 1996. For the above schedule, FFO has been restated for the new method for all periods.

(6) For purposes of these computations, earnings consist of net income (loss) before gain on dispositions of Properties, extraordinary items and allocation to minority interests, plus debt service. Debt service consists of interest and recurring principal amortization (excluding maturities) and excludes amortization of debt expense and discount related to indebtedness. The historical earnings do not include preferred stock dividends as no shares of preferred stock were outstanding for the periods presented.

(7) For purposes of these computations, earnings consist of net income (loss) before gain on dispositions of Properties, extraordinary items and allocation to minority interests, plus fixed charges. Fixed charges principally consist of interest expense, capitalized interest and amortization of deferred financing costs. The computation of the ratio of earnings to fixed charges for 1991 indicates that earnings were inadequate to cover fixed finance charges by approximately $906,000.

(8) For purposes of these computations, funds from operations includes debt service and preferred stock dividend requirements. Debt service consists of interest and recurring principal amortization (excluding maturities) and excludes amortization of debt expense and discount related to indebtedness. The historical funds from operations do not include preferred stock dividends as no shares of preferred stock were outstanding for the periods presented.

(9) Total capitalization as of the dates presented is total debt plus the aggregate market value of the Company's Common Stock, Series A Preferred Stock (on a pro forma basis, as adjusted) and units of limited partnership interest ("Units") held by persons other than the Company, which are redeemable for shares of Common Stock on a one-for-one basis.

                                  RISK FACTORS

     AN INVESTMENT IN THE SERIES A PREFERRED STOCK INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. INVESTORS SHOULD CAREFULLY CONSIDER THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN DETERMINING WHETHER TO PURCHASE SHARES OF SERIES A PREFERRED STOCK. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," OR "CONTINUE" OR
THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS AND CERTAIN OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN OR THEREIN AND EXHIBITS HERETO AND THERETO CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY SUCH FORWARD-LOOKING STATEMENTS.

RISKS ASSOCIATED WITH DEBT FINANCING

     The Company currently uses and intends to continue using debt financing for new property acquisitions and development. Such debt financing may include permanent mortgage financing and the use of the Credit Line. The Company is currently negotiating with its lead bank to increase the Credit Line to $100 million. The Company's use of debt financing presents the risk to holders of the Series A Preferred Stock that payments of principal and interest on borrowings will leave the Company with insufficient cash resources to operate the Properties or pay dividends required by the terms of the Series A Preferred Stock or distributions in respect of capital stock required to be paid in order for the Company to maintain its qualification as a REIT. The Company's Board of Directors (the "Board of Directors") has adopted a policy limiting the Company's indebtedness to 60% of adjusted gross assets (defined as the gross tangible book value of the Company plus $10 million), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, that the Company may incur. The Company's ratio of debt to adjusted gross assets was approximately 55% at August 31, 1996. However, the Board of Directors can, without shareholder approval, amend or modify its current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's Funds from Operations, cash flow, ability to make distributions to its shareholders, the risk of default on its obligations and the risk of foreclosure on property securing debt.

     The Company had outstanding at August 31, 1996 approximately $350 million of indebtedness, $292 million of which was secured by mortgages on certain Properties. Of the Company's total mortgage indebtedness, $10.1 million bears interest at variable rates presently equal to 62% of prime and $7 million bears interest at rates that adjust annually. The Company has continued to use the Credit Line to acquire new Properties. Borrowings under the Credit Line bear interest at a floating rate equal to LIBOR plus 1.75%, and, to the extent such borrowings remain outstanding, increases in interest rates will increase periodic interest payments on such borrowings, which would adversely affect the Company's Funds from Operations. At August 31, 1996, approximately $58 million was outstanding under the Credit Line at an interest rate of 7.2% per annum.

     Approximately $136 million of long-term fixed rate debt is recourse to the Operating Partnership and the Company has agreed to maintain approximately $8.9 million of recourse debt in order to preserve the tax bases of certain limited partners (other than Robert F. Fogelman, a member of the Company's Board of Directors) (the "Taxable Partners") in their Units. Those partners have, in return, agreed to indemnify the Company upon the liquidation and dissolution of the Operating Partnership for any deficiency in the repayment of such debt and contribute the amount of any such deficiency to the Operating Partnership as additional capital. In addition, Mr. Fogelman has personally guaranteed $12.6 million of long-term fixed rate non-recourse indebtedness in order to preserve his tax basis in his Units. The Company has agreed to maintain at least $12.6 million of such guaranteed non-recourse indebtedness for so long as Mr. Fogelman owns at least 285,250 Units. The Company has agreed to indemnify Mr. Fogelman and the Taxable Partners for taxes, penalties and interest that may be incurred due to inadvertent prepayment of debt by the Company. Because of the foregoing agreements with Mr. Fogelman and the Taxable Partners, the Company will be required to maintain at least $21.5 million of indebtedness unless the appropriate partners consent to the prepayment of such indebtedness or dispose of their Units, which could limit the Company's ability to control the terms of its mortgage financing or the Credit Line. The Company might be forced to dispose of certain Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect cash flow available for distribution to shareholders. Moreover, if a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the Property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

RISKS RELATED TO ISSUANCE OF ADDITIONAL PREFERRED STOCK

     The Company's Charter does not limit the issuance of additional series of preferred stock ranking in parity with the Series A Preferred Stock. The issuance of additional preferred stock in parity with the Series A Preferred Stock could have the effect of diluting the interests of holders of the Series A Preferred Stock.

REAL ESTATE INVESTMENT RISKS

     GENERAL RISKS. Real property investments are subject to varying degrees of risk. The Company's ability to make distributions to its shareholders, including holders of the Series A Preferred Stock, is dependent on the ability of the Company to generate Funds from Operations from its Properties in excess of its debt service and capital expenditure requirements. Funds from Operations may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the Company's markets, the attractiveness of the Properties to residents, the quality and philosophy of management, competition from other available apartments, the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including real estate taxes). Moreover, Funds from Operations and the values of the Properties may also be affected by such factors as the cost of regulation and potential liability under applicable laws, including changes in tax laws, housing laws, interest rate levels, and the availability of financing. The Company's Funds from Operations would be adversely affected if a significant number of residents were unable to pay rent or apartments could not be rented on favorable terms. Certain significant expenditures associated with each equity investment in a Property (such as mortgage payments, if any, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in revenue from the Property.

     OPERATING RISKS. The Properties are subject to all operating risks common to apartment communities in general. Such risks include: (i) competition from other apartment communities and alternative housing; (ii) new construction of comparable properties or increases in unemployment in the areas in which the Properties are located, either of which might adversely affect apartment occupancy or rental rates; (iii) increases in operating costs (including real estate taxes) due to inflation and other factors, which increases may not necessarily be offset by increased rents; (iv) inability or unwillingness of residents to pay rent increases; (v) future enactment of rent control laws or other laws regulating multifamily housing, including present and possible future laws relating to access by disabled persons; and (vi) disagreements with joint venture partners or real estate co-investors, if any. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. Historically the Company has incurred increased operating expenses in the third calendar quarter due to planned increases in apartment unit turnover during such quarter. The Company's ability to make expected distributions to shareholders could be adversely affected by any of the above-described events.

     ILLIQUIDITY OF REAL ESTATE COULD ADVERSELY AFFECT THE PRICE AND TIMING OF SALES OF PROPERTIES. Real estate investments are relatively illiquid and, therefore, the Company's ability to vary its portfolio promptly in response to changes in economic or other conditions may be limited. Moreover, the Code places limits on the Company's ability to sell Properties held for fewer than four years, which may affect the Company's ability to sell Properties on favorable terms. Finally, the Operating Partnership has agreed that it will not sell or refinance Greenbrook Apartments, a 1,031-unit apartment community transferred to the Company by Mr. Fogelman in connection the Company's formation without the advance written consent of Mr. Fogelman, so long as he continues to own at least 217,500 Units. The Company also has agreed not to sell or refinance four other Properties without the advance written consent of the Taxable Partners who continue to own in the aggregate at least 50% of the Units received on account of the transfer of the applicable Property in connection with the Company's formation. Such former owners may withhold such consent in their sole discretion, precluding the sale or refinancing of such Properties, which could adversely affect the Company's liquidity or ability to take advantage of particular opportunities.

     BOND COMPLIANCE REQUIREMENTS MAY LIMIT INCOME FROM CERTAIN PROPERTIES. Nineteen of the Company's Properties have been financed with the proceeds of the issuance of tax-exempt bonds or HUD guaranteed loans and are subject to restrictive covenants or deed restrictions. The aggregate outstanding principal amount of such financing as of August 31, 1996 was $93.2 million. The tax-exempt bonds impose various restrictions, conditions and requirements relating to the exclusion from gross income for federal income tax purposes of interest on qualified bond obligations, including a requirement that not less than 20% of the apartment units in each such Property be occupied by residents whose income does not exceed 80% of the median income for the area at all times during a particular period as set forth in the documentation for the applicable bond financing. The bond compliance requirements may have the effect of limiting the Company's income from affected Properties in the event the Company is required to lower its rental rates to attract residents meeting the qualification requirements. In the event that such requirements are not met, interest on the bonds could become subject to federal and state income tax, which would result in either an increase in the interest rate on such bonds or an early redemption of the bonds (which redemption could be at a premium).

     POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances, when released, may adversely affect occupancy of the Properties affected and the owner's ability to sell such real estate or to borrow using such real estate as collateral. In addition to investigation and clean-up actions brought by federal, state and local agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. The Company has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of its Properties or developments, nor is the Company aware of any other material environmental condition with respect to any of the Properties.

     Each of the Properties has been subjected to a Phase I environmental site assessment ("ESA") (which does not involve invasive procedures, such as soil sampling or ground water analysis) by independent environmental consultants. Phase II testing (which involves invasive procedures) has been performed on two of the Company's Properties. These ESAs have not revealed any significant environmental liability that would have a material adverse effect on the Company's business. However, in connection with the ownership and operation of the Properties, the Company, the Operating Partnership or the Subsidiaries, as the case may be, potentially may be liable for damages or cleanup, investigation or remediation costs.

     With the exception of two Properties, the ESAs completed prior to 1994 have been updated in connection with additional financings. Several of the ESAs indicated the presence of radon levels exceeding Environmental Protection Agency ("EPA") approved levels. In each instance where sampling disclosed elevated radon levels, the owners of the affected Properties have taken the recommended remedial actions, and subsequent testing was done to confirm that the levels were brought to acceptable EPA levels. Unknown and unremediated radon levels at any Property could give rise to personal injury claims by residents and others. No assurances can be given that existing ESAs with respect to any of the Properties have revealed all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more of the Properties.

     Eighteen of the Properties have asbestos-containing materials ("ACM") on or in insulation, floor and ceiling coverings. While the precise amounts of ACM contained in the Properties cannot be determined without incurring substantial expense, the Company believes, based on its review of the Phase I and Phase II environmental reports, that overall levels are low and that ACM at ten of the Properties are non-friable. Friable ACM are contained in eight Properties and the Company believes that such ACM are subject to adequate maintenance programs. The ESAs do not recommend any remediation of ACM at any Property. However, there can be no assurance that the Company will not be required to remediate ACM in the future at significant expense, which could have a material adverse affect on the Company's ability to make distributions to shareholders.

     COMPLIANCE WITH OTHER LAWS. The Properties and any apartment community acquired or developed by the Company in the future must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that such Properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the Properties, where such removal is readily achievable. The ADA does not, however, consider residential properties such as apartment communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. The Company believes that the Properties comply with all present requirements under the ADA and applicable state laws. Noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants.

     The Fair Housing Amendments Act of 1988 (the "FHA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. The Company believes that the Properties that are subject to the FHA are in compliance with such law.

TAX RISKS

     TAX LIABILITIES AS A CONSEQUENCE OF THE FAILURE TO QUALIFY AS A REIT. The Company intends to operate so as to continue to meet the requirements for qualification as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the "IRS") that it qualifies as a REIT, it has received an opinion of Baker, Donelson, Bearman & Caldwell that, based on certain assumptions and representations, the Company meets the requirements for qualification as a REIT. Persons receiving this Prospectus Supplement and the accompanying Prospectus should be aware, however, that opinions of counsel are not binding on the IRS or any court. The foregoing opinion represents only the view of counsel to the Company based on such counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, the conclusions stated in the opinion are conditioned on, and the continued qualification of the Company as a REIT will depend on, the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income and the amount of its distributions to its shareholders.

     If the Company fails to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its resulting taxable income at regular corporate rates. Unless entitled to relief under certain provisions of the Code, the Company also would be disqualified from electing to be taxed as a REIT for four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to shareholders would be reduced substantially for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors, with the affirmative vote of two-thirds of the outstanding shares of the Company's Common Stock, to revoke the Company's REIT election.

     DISTRIBUTIONS TO SHAREHOLDERS. In order to qualify as a REIT, the Company generally will be required to distribute to its shareholders at least 95% of its annual taxable income (excluding any capital gain). Moreover, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) any undistributed taxable income from prior years.

     The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of its share of the income of the Operating Partnership and the Subsidiaries, and the Company's funds available for distribution consist primarily of its share of cash distributions from the Operating Partnership and the Subsidiaries. Differences in timing between recognition of taxable income and the actual receipt of cash distributions from the Operating Partnership and the Subsidiaries could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. The Company will provide its shareholders with an annual statement as to its designation of the taxability of distributions.

     Distributions by the Operating Partnership and the Subsidiaries are dependent on a number of factors, including the aggregate amount of the Operating Partnership's and the Subsidiaries' funds available for distribution, the financial condition of those entities, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the capital expenditures with respect to Properties, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

     CLASSIFICATION OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS FOR FEDERAL INCOME TAX PURPOSES; IMPACT ON REAL ESTATE INVESTMENT TRUST
SHARES. At the time of the Company's formation, the Company received an opinion of its counsel that the Operating Partnership and each subsidiary partnership will be classified as partnerships for federal income tax purposes. Such opinion has not been updated. Persons receiving this Prospectus Supplement and the accompanying Prospectus should be aware that opinions of counsel are not binding on the IRS or any court. If the IRS were to challenge successfully the tax status of the Operating Partnership or a subsidiary partnership as a partnership for federal income tax purposes, such partnership would be taxable as a corporation. If the Operating Partnership were treated as a corporation for federal income tax purposes, the Company would not be able to qualify as a REIT. If a subsidiary partnership were treated as a corporation, the Company may cease to qualify as a REIT because the value of the Company's ownership interest in such partnership would exceed 10% of the partnership's voting interests. Furthermore, the imposition of a corporate income tax on the Operating Partnership or a subsidiary partnership would reduce substantially the amount of cash available for distribution to the Company and its shareholders.

     OTHER TAX LIABILITIES. Even if the Company qualifies as a REIT, the Company and its Subsidiaries may be subject to certain federal, state, and local taxes on its income and property which could reduce operating cash flow.

CONFLICTS OF INTEREST COULD RESULT IN MANAGEMENT DECISIONS THAT ARE NOT NECESSARILY IN THE SHAREHOLDERS' BEST INTERESTS

     TAX CONSEQUENCES UPON SALE OR REFINANCING OF PROPERTIES OR DEBT. Holders of Units may suffer different and more adverse tax consequences than the Company upon the sale of or refinancing of indebtedness associated with any of the Properties acquired upon formation of the Company or prepayment of debt secured thereby. Therefore, such holders, including George E. Cates, President and Chief Executive Officer and a director of the Company, Mr. Fogelman, O. Mason Hawkins, who is also a member of the Board of Directors, and other executive officers of the Company, may have different objectives from the Company regarding the appropriate pricing and timing of any sale of or refinancing of indebtedness associated with such Properties or any debt prepayment. As the sole general partner of the Operating

Partnership, the Company has exclusive authority as to whether and on what terms to sell or refinance or repay indebtedness related to an individual property (except certain Properties described below), and the Company's bylaws provide that a majority of the Board of Directors, including a majority of the independent directors, may approve the sale or other disposition of a Property. However, Messrs. Cates, Fogelman and Hawkins may influence the remaining directors not to approve the sale of or refinancing of the indebtedness associated with a particular Property, even though such sale or refinancing might otherwise be financially advantageous to the Company, or may influence the Company to refinance the indebtedness associated with a particular Property and increase the level of debt. Moreover, in connection with the acquisition of five of the Properties acquired upon formation of the Company, the Operating Partnership has agreed that it will not sell such Properties or refinance the indebtedness associated with such Properties without the advance written consent of certain former owners thereof. Mr. Fogelman is one of those former owners. Such owners are likely to be motivated by tax reasons to withhold such consent, which would adversely affect the Operating Partnership's ability to take advantage of particular opportunities. Finally, the Company is obligated to (i) maintain at least $12.6 million of non-recourse debt guaranteed by Mr. Fogelman so long as he continues to own 285,250 Units and (ii) maintain approximately $8.9 million of recourse debt in order to preserve the Taxable Partners' tax bases in their Units.

     POLICIES WITH RESPECT TO CONFLICTS OF INTERESTS. The Company has adopted certain policies and included noncompetition provisions in an employment agreement with Mr. Cates designed to reduce conflicts of interest. However, there can be no assurance that these policies always will be successful in reducing such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company, including the Series A Preferred Stock, may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than its first taxable year). The Company's charter limits ownership of the issued and outstanding shares of the Company's capital stock by any single shareholder to 9.9% of the outstanding shares (the "Ownership Limit"). Although the Board of Directors presently has no intention of doing so, the Board of Directors could waive this restriction if it were satisfied, based upon the advice of tax counsel, that ownership in excess of this limit will not jeopardize the Company's status as a REIT and the Board of Directors otherwise were to decide that such action would be in the best interests of the Company. Shares acquired or transferred in breach of the Ownership Limit shall be deemed Excess Shares and (i) shall be held in trust for the exclusive benefit of the person(s) to whom such Excess Shares may later be transferred, (ii) subject to transfer at the direction of the Board of Directors, and (iii) subject to redemption at a price equal to the lesser of (a) the price paid by the holder of such Excess Shares or (b) the closing price per share of such shares on the NYSE (which redemption price may be paid in Units). If the Board of Directors directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay the Company out of the proceeds of such sale all expenses incurred by the Company in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by such holder for the Excess Shares. To the extent allowed by law, a transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit will be void.

LIMITATION ON ACQUISITION AND CHANGE IN CONTROL COULD DETER A TAKEOVER WHICH MIGHT OTHERWISE BE IN THE SHAREHOLDERS' BEST INTERESTS

     OWNERSHIP LIMIT. The ownership limit described above under "Possible Adverse Consequences of Limits on Ownership of Shares" may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors.

     STAGGERED BOARD OF DIRECTORS. The Board of Directors has three classes of directors. The terms of the first, second and third classes will expire in 1997, 1998, and 1999, respectively. Directors for each class are chosen for a three-year term upon the expiration of the current class' term. The staggered terms for directors may affect the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest.

     PREFERRED STOCK. The Company's Charter authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to establish the preferences and rights of any shares issued. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. Upon consummation of this Offering, the Company anticipates that 1,750,000 shares of preferred stock will be issued and outstanding (2,000,000 shares if the Underwriters' overallotment option is exercised in full).

     TENNESSEE ANTI-TAKEOVER STATUTES. As a Tennessee corporation, the Company is subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Business Corporation Act (the "TBCA"), which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders. These provisions may have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest.

                                USE OF PROCEEDS

     The net cash proceeds from the sale of the Series A Preferred Stock after payment of all underwriting discounts and expenses of the Offering (estimated to be approximately $187,500) are expected to be approximately $41.9 million (approximately $47.9 million if the Underwriters' overallotment option is exercised in full). The Company will contribute the net proceeds of the Offering to the Operating Partnership, in which it presently has a 77.9% interest, in exchange for 1,750,000 (2,000,000 if the Underwriters' over-allotment option is exercised in full) units of 9.5% Series A Cumulative Preferred limited partnership interests having distribution, liquidation, redemption and other features identical to the terms of the Series A Preferred Stock. The Operating Partnership will use approximately $9.7 million of the net proceeds to consummate the Proposed Acquisition and the balance of approximately $32.2 million (approximately $38.2 million if the Underwriters' overallotment option is exercised in full) to reduce the Company's outstanding borrowings under the Credit Line. Any amounts not used to consummate the Proposed Acquisition will be used to reduce the outstanding indebtedness under the Credit Line. Amounts paid to reduce the outstanding indebtedness under the Credit Line may be re-borrowed (subject to the terms and limits of the Credit Line) to finance acquisitions of additional properties and for other corporate purposes.

     The Credit Line, which matures in March 1998, had an outstanding principal balance as of August 31, 1996 of approximately $58 million bearing interest at an annual rate of 7.2%. The Credit Line bears interest at a floating rate equal to LIBOR plus 1.75% and is unsecured. The maximum credit available under the Credit Line is $65 million, of which $4 million was available as of August 31, 1996. The proceeds of borrowings under the Credit Line during the 12 months immediately preceding the Offering were utilized to acquire new Properties and for capital improvements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996, and pro forma as adjusted to give effect to (a) an increase in notes payable of approximately $34.4 million resulting from the consummation of the Completed Acquisitions and the Proposed Acquisition reduced by the proceeds from the June 1996 disposition of Laguna Pointe Apartments and (b) the issuance of 1,750,000 shares of Series A Preferred Stock and application of the estimated net proceeds thereof.

                                                         PRO FORMA
                                        HISTORICAL      AS ADJUSTED
                                        ----------      -----------
                                              (IN THOUSANDS)
DEBT:
     Notes payable...................    $ 321,745       $ 314,351
MINORITY INTEREST....................       40,228          40,228
SHAREHOLDERS' EQUITY:
  Preferred stock, $0.01 par value,
     5,000,000 shares authorized, no
     shares issued and outstanding,
     1,750,000 shares 9.5% Series A
     Cumulative Preferred Stock,
     Liquidation Preference $25 per
     share, issued and outstanding,
     as adjusted.....................       --                  18
  Common Stock, $0.01 par value,
     20,000,000 shares authorized,
     10,940,962 shares issued and
     outstanding.....................          109             109
  Additional paid-in-capital.........      208,752         250,601
  Unearned compensation..............         (320)           (320)
  Accumulated deficit................       (9,745)         (9,745)
                                        ----------      -----------
     Total shareholders' equity......    $ 198,796       $ 240,663
                                        ----------      -----------
TOTAL CAPITALIZATION.................    $ 560,769       $ 595,242
                                        ==========      ===========

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial and operating information on an historical basis for the Company and its predecessor. The following information should be read in conjunction with all of the financial statements and notes thereto included in the Quarterly Report on Form 10-Q for the quarter and six-month period ended June 30, 1996, and the Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated by reference into the accompanying Prospectus. Also set forth below are unaudited selected pro forma financial, operating and other data for the Company at and for the six months ended June 30, 1996 and the year ended December 31, 1995. The unaudited pro forma balance sheet data at June 30, 1996 have been prepared as if the Completed Acquisitions, the Proposed Acquisition, the Dispositions, the consummation of the Offering and the application of the net proceeds thereof had each occurred on June 30, 1996. The unaudited pro forma operating and other data for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared as if the transactions described above and other property acquisitions since January 1, 1995 had occurred at the beginning of the period presented. The pro forma interest expense reflects the $7.4 million net decrease in total debt in connection with the above-described transactions based on the June 30, 1996 interest rate for the Credit Line of 7.25% as if such debt had been decreased at the beginning of the period presented. The pro forma general and administrative expense reflects increased corporate expenses resulting from the transactions described above. The pro forma financial and operating data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement. In the opinion of management, the operating data for the periods presented include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
                     SELECTED FINANCIAL AND OPERATING DATA
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PROPERTY DATA)

                                         SIX MONTHS ENDED JUNE 30,
                                      --------------------------------                 YEAR ENDED DECEMBER 31,
                                                       HISTORICAL       ------------------------------------------------------
                                                  --------------------                              HISTORICAL
                                                                                    ------------------------------------------
                                                      (UNAUDITED)                                            (PREDECESSOR)
                                      PRO FORMA   --------------------  PRO FORMA                         --------------------
                                        1996        1996       1995       1995        1995      1994(1)     1993       1992
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
OPERATING DATA:
Revenue:
  Rental............................. $ 56,463    $  53,787  $  40,748  $109,679    $  93,509  $  50,181  $  25,687  $  21,756
  Other..............................      637          639        658     1,542        1,310      1,026        608        438
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
    Total revenue....................   57,100       54,426     41,406   111,221       94,819     51,207     26,295     22,194
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
Expenses:
  Property expenses(2)...............   21,530       20,624     16,267    44,294       37,810     19,484     11,316      9,682
  General and administrative(3)......    3,106        3,079      2,133     5,370        4,851      3,613      1,402      1,112
  Interest...........................   12,491       12,789     10,436    24,942       22,684     10,233      7,448      7,524
  Depreciation and amortization......   10,857       10,351      7,131    20,041       16,574      8,803      3,521      3,235
  Amortization of deferred financing
    costs............................      316          316        267       573          593        296        199        109
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
Income (loss) before gain on
  disposition of properties..........    8,800        7,267      5,172    16,001       12,307      8,778      2,409        532
Gain on disposition of properties....       --        1,966         --        --           --         --         --         --
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
Income (loss) before minority
  interest and extraordinary item....    8,800        9,233      5,172    16,001       12,307      8,778      2,409        532
                                      ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
Net income........................... $  7,193    $   7,536  $   3,997  $ 13,079    $   9,810  $   6,944  $   2,542  $   1,090
Preferred dividends(4)............... $  2,078           --         --  $  4,156           --         --         --         --
Net income available for common
  shares............................. $  5,115    $   7,536  $   3,997  $  8,923    $   9,810  $   6,944  $   2,542  $   1,090
Net income per weighted average
  common share outstanding........... $   0.47    $    0.69  $    0.46  $   0.81    $    1.00  $    1.01         --         --
Weighted average common shares
  outstanding (fully diluted)........   10,988       10,988      8,714    10,988        9,860      6,577         --         --

BALANCE SHEET DATA:
Real estate owned, at cost........... $629,711    $ 587,884  $ 565,044              $ 578,788  $ 434,460  $ 125,269  $ 111,686
Total assets......................... $608,685    $ 574,212  $ 570,998              $ 565,267  $ 439,233  $ 104,439  $  93,252
Total debt........................... $314,351    $ 321,745  $ 306,882              $ 307,939  $ 232,766  $ 105,594  $  95,036
Minority interest.................... $ 40,228    $  40,228  $  41,055              $  41,049  $  43,709         --         --
Shareholders' equity (owners'
  deficit)........................... $240,663    $ 198,796  $ 202,232              $ 202,278  $ 152,385  $  (4,684) $  (4,493)

OTHER DATA (AT END OF PERIOD):
Funds from operations(5)............. $ 17,501    $  17,548  $  12,251  $ 31,730    $  28,627  $  17,525  $   5,908  $   3,747
Distributions declared per share and
  unit...............................       --    $    1.02  $    1.00        --    $    2.01  $    1.71         --         --
Weighted average common shares and
  units outstanding (fully
  diluted)...........................   13,433       13,433     11,172        --       12,306      9,038         --         --
Ratio of earnings to combined debt
  service and preferred stock
  dividends(6).......................     1.56 x       1.52x      1.45x     1.50 x       1.49x      1.76x      1.27x      1.06x
Ratio of earnings to fixed
  charges(7).........................                  1.55x      1.48x                  1.52x      1.83x      1.32x      1.07x
Ratio of funds from operations to
  combined debt service and preferred
  stock dividends(8).................     2.11 x       2.25x      2.07x     2.00 x       2.13x      2.51x      1.65x      1.40x
Ratio of total debt to total
  capitalization(9)..................     45.1 %       48.6%      47.8%       --         48.2%      44.1%        --         --
Number of Properties.................       73           69         70        --           70         54         22         19
Number of apartment units............   19,232       18,176     18,094        --       18,219     14,333      5,580      5,064

                                YEAR ENDED DECEMBER 31,
                               -------------------------
                                      HISTORICAL
                                  -------------------
                                     (PREDECESSOR)
                                  -------------------
                                         1991
                                       ---------
OPERATING DATA:
Revenue:
  Rental.............................  $  19,288
  Other..............................        407
                                       ---------
    Total revenue....................     19,695
                                       ---------
Expenses:
  Property expenses(2)...............      8,707
  General and administrative(3)......        849
  Interest...........................      8,071
  Depreciation and amortization......      2,891
  Amortization of deferred financing
    costs............................         83
                                       ---------
Income (loss) before gain on
  disposition of properties..........       (906)
Gain on disposition of properties....         --
                                       ---------
Income (loss) before minority
  interest and extraordinary item....       (906)
                                       ---------
Net income...........................  $      17
Preferred dividends(4)...............         --
Net income available for common
  shares.............................  $      17
Net income per weighted average
  common share outstanding...........         --
Weighted average common shares
  outstanding (fully diluted)........         --
BALANCE SHEET DATA:
Real estate owned, at cost...........  $ 103,455
Total assets.........................  $  88,032
Total debt...........................  $  90,834
Minority interest....................         --
Shareholders' equity (owners'
  deficit)...........................  $  (5,460)
OTHER DATA (AT END OF PERIOD):
Funds from operations(5).............  $   1,967
Distributions declared per share and
  unit...............................         --
Weighted average common shares and
  units outstanding (fully
  diluted)...........................         --
Ratio of earnings to combined debt
  service and preferred stock
  dividends(6).......................        .90x
Ratio of earnings to fixed
  charges(7).........................        .89x
Ratio of funds from operations to
  combined debt service and preferred
  stock dividends(8).................       1.22x
Ratio of total debt to total
  capitalization(9)..................         --
Number of Properties.................         18
Number of apartment units............      4,702

                                                       (NOTES ON FOLLOWING PAGE)

------------

(1) Operating data for 1994 includes 34 days of predecessor financial information and per share data for 1994 is for the period February 4, 1994 through December 31, 1994.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures."

(3) Includes corporate expenses.

(4) Assuming an annual dividend rate of 9.5% on the Liquidation Preference of the Series A Preferred Stock.

(5) FFO represents net income (computed in accordance with GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain or loss on disposition of real estate assets, and certain non-cash items, primarily depreciation and amortization, less preferred stock dividends. FFO is computed in accordance with the definition adopted by NAREIT. FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flows from operating, investing, and financing activities as a measure of liquidity. The Company believes that FFO is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the properties' ability to support interest payments and general operating expenses before the impact of certain activitites such as changes in other assets and accounts payable. In March 1995, NAREIT modified the definition of FFO to eliminate amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income when computing FFO. The Company implemented the new method of calculating FFO effective as of the NAREIT-suggested adoption date of January 1, 1996. For the above schedule, FFO has been restated for the new method for all periods.

(6) For purposes of these computations, earnings consist of net income (loss) before gain on dispositions of Properties, extraordinary items and allocation to minority interests, plus debt service. Debt service consists of interest and recurring principal amortization (excluding maturities) and excludes amortization of debt expense and discount related to indebtedness. The historical earnings do not include preferred stock dividends as no shares of preferred stock were outstanding for the periods presented.

(7) For purposes of these computations, earnings consist of net income (loss) before gain on dispositions of Properties, extraordinary items and allocation to minority interests plus fixed charges. Fixed charges principally consist of interest expense, capitalized interest and amortization of deferred financial costs as of the dates presented. The computation of the ratio of earnings to fixed charges for 1991 indicates that earnings were inadequate to cover fixed charges by approximately $906,000.

(8) For purposes of these computations, funds from operations includes debt service and preferred stock dividend requirements. Debt service consists of interest and recurring principal amortization (excluding maturities) and excludes amortization of debt expense and discount related to indebtedness. The historical funds from operations do not include preferred stock dividends as no shares of preferred stock were outstanding for the periods presented.

(9) Total capitalization is total debt plus the aggregate market value of the Company's Common Stock, Series A Preferred Stock (on a pro forma basis, as adjusted) and Units held by persons other than the Company, which are redeemable for shares of Common Stock on a one-for-one basis.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The following is a discussion of the consolidated financial condition and results of operations of the Company and its predecessor for the six months ended June 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993. This discussion should be read in conjunction with all of the financial statements incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. These financial statements include all adjustments which are, in the opinion of management, necessary to reflect a fair statement of the results for the interim periods presented, and all such adjustments are of a normal recurring nature.

FUNDS FROM OPERATIONS

     Funds from Operations represents net income (computed in accordance with GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain or loss on disposition of real estate assets, and certain non-cash items, primarily depreciation and amortization, less preferred stock dividends. FFO is computed in accordance with the definition adopted by NAREIT. FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flows from operating, investing, and financing activities as a measure of liquidity. The Company believes that FFO is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the Properties' ability to support interest payments and general operating expenses before the impact of certain activities such as changes in other assets and accounts payable.

     In March 1995, NAREIT modified the definition of FFO to eliminate amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income when computing FFO. The Company implemented the new method of calculating FFO effective as of the NAREIT-suggested adoption date of January 1, 1996.

     For the six months ended June 30, 1996, FFO increased by $5,297,000, or 43%, when compared to the same period a year earlier (adjusted for the new NAREIT FFO definition). The increase was primarily attributable to a $13,020,000 increase in revenues, which was partially offset by increases in expenses associated with the increase in the number of units owned by the Company.

CAPITAL EXPENDITURES

     Capital expenditures are those made for assets having a useful life in excess of one year. In conjunction with acquisitions of Properties, the Company's policy is to provide in its acquisition budgets adequate funds to complete any deferred maintenance in order to bring the Properties to the Company's quality standards and/or to stabilize.

     Following a review of its capital expenditure and depreciation policy, effective January 1, 1996, the Company implemented a new capitalization policy the primary changes of which are as follows:

           (a) increase minimum dollar amounts to capitalize from $500 to $1,000,

          (b) for stabilized Properties, capitalize replacement purchases for major appliances and carpeting of an entire unit which was previously expensed, and

           (c) reduce depreciation life for certain assets from 20 years to 10 to 15 years.

     The Company believes that the newly adopted accounting policy is preferable because it is consistent with policies currently being used by the majority of the largest apartment REITs and provides a better matching of expenses with the estimated benefit period. The policy has been implemented prospectively effective January 1, 1996.

     The following table presents the impact on 1995 net income of the Company's adoption of its new capitalization policy and NAREIT's new FFO definition.

    IMPACT OF CHANGE IN ACCOUNTING POLICY AND THE NEW NAREIT FFO DEFINITION
                                  (UNAUDITED)

                                                                                                TWELVE MONTHS ENDED DECEMBER 31,
                                                          SIX MONTHS ENDED JUNE 30, 1995                      1995
                                                       ------------------------------------   ------------------------------------
                                                                                 WITH NEW                               WITH NEW
                                                                                NAREIT FFO                             NAREIT FFO
                                                                                DEFINITION                             DEFINITION
                                        SIX MONTHS                 WITH NEW         AND                   WITH NEW         AND
                                           ENDED          AS      NAREIT FFO      CAPITAL        AS      NAREIT FFO      CAPITAL
                                       JUNE 30, 1996   REPORTED   DEFINITION      POLICY      REPORTED   DEFINITION      POLICY
                                       -------------   --------   -----------   -----------   --------   -----------   -----------
Net income before minority
  interest...........................    $   7,267     $  5,172     $ 5,172       $ 5,172     $ 12,307     $12,307       $12,307
Change for capitalization policy as
  if in effect at January 1, 1995....          N/A          N/A         N/A           447          N/A         N/A         1,243
Additional depreciation due to change
  in capitalization policy...........          N/A          N/A         N/A           (89)         N/A         N/A          (249)
                                       -------------   --------   -----------   -----------   --------   -----------   -----------
Adjusted net income before minority
  interest...........................        7,267        5,172       5,172         5,530       12,307      12,307        13,301
Depreciation and amortization of:
  Real estate assets.................       10,281        7,079       7,079         7,168       16,470      16,470        16,719
  Non-real estate assets.............           --           52          --            --          104          --            --
  Deferred financing costs...........           --          267          --            --          593          --            --
                                       -------------   --------   -----------   -----------   --------   -----------   -----------
  FFO................................    $  17,548     $ 12,570     $12,251       $12,698     $ 29,474     $28,777       $30,020
                                       =============   ========   ===========   ===========   ========   ===========   ===========

RESULTS OF OPERATIONS

  COMPARISON OF SIX MONTHS ENDED JUNE 30, 1996 TO THE SIX MONTHS ENDED JUNE 30, 1995

     The total number of apartment units owned at June 30, 1996 was 18,176 in 69 apartment communities, compared to 18,094 in 70 communities at June 30, 1995. Weighted average rental revenue per unit increased to $517 at June 30, 1996 from $493 at June 30, 1995. Weighted average occupancy at June 30, 1996 and 1995 was 93.7% and 94.2%, respectively. Weighted average occupancy for the six months ended June 30, 1996 and 1995 was 95.1% and 93.9%, respectively.

     Total revenues for the six months ended June 30, 1996 increased by $13,020,000 due primarily to the acquisition of 12 properties on June 29, 1995 as a result of the AFRI Merger. Expenses increased by $10,925,000, which was primarily attributable to (i) operation of the 12 properties acquired on June 29, 1995, (ii) an increase in general and administrative expense due to the Company's assuming management of Properties acquired through the AFRI Merger and the opening of the new training center, and (iii) higher depreciation due to the continued growth of the Company. As a percentage of revenues, interest expense, real estate taxes and insurance, and personnel costs decreased for the six months ended June 30, 1996 compared to the same period a year earlier.

     During the six months ended June 30, 1996, the Company recorded a $1,966,000 gain attributable to the disposition of two apartment communities.

     As a result of the foregoing, income before minority interest for the six months ended June 30, 1996 increased $4,061,000 over the same period a year earlier.

  COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994
     (THE COMPANY AND THE PREDECESSOR)

     The total number of apartment units owned at December 31, 1995 was 18,219 in 70 apartment communities, compared to 14,333 in 54 communities at December 31, 1994. Weighted average rental revenue per unit increased to $508 for 1995 from $482 for 1994. Average occupancy for 1995 and 1994 was 95.2% and 95.5%, respectively.

     For the 10,268 units owned on December 31, 1995 and 1994, occupancy increased to 95.4% as compared to 92.8%, respectively, and average rental rate increased for this same period 6.2% to $499 from $470.

     Total revenues for 1995 increased by $43,612,000 due primarily to (i) $13,966,000 from the 15 apartment communities acquired, including the Properties acquired in the AFRI Merger, during 1995, (ii) $28,204,000 from a full year's operation of 32 apartment communities acquired in 1994, and (iii) $1,442,000 from the apartment communities owned throughout both periods.

     Property operating expenses increased by $18,326,000 over 1994. The dollar increase primarily resulted from (i) $5,514,000 of operating expense from the 15 apartment communities acquired in 1995, including the Properties acquired in the AFRI Merger, (ii) $12,099,000 for full year's operation of the 32 Properties acquired in 1994, and (iii) $713,000 from the apartment communities owned throughout both periods. As a percentage of revenue, property operating expenses increased to 39.9% from 38.1% for the year ended December 31, 1995 and 1994, respectively. The 5,176 units owned in the states of Florida and Texas acquired during 1994 and 1995 account for a 2.5% increase in the expense ratio. As anticipated in the acquisition forecasts, these units are more expensive to operate than the balance of the portfolio. During 1995, $1,374,000 was expensed for replacement of appliances and carpets compared to $888,000 for 1994.

     General and administrative expenses decreased to 5.1% of revenues for 1995 from 7.1% for 1994 as a result of increased efficiencies from the economies of scale.

     Depreciation and amortization expense increased primarily due to (i) an increase of $2,017,000 from the 15 apartment communities acquired during 1995 and (ii) an increase of $5,390,000 for a full years operation of 32 apartment communities acquired during 1994. Amortization of deferred financing costs and unamortized costs in excess of fair value of net assets acquired for 1995 were $593,000 and $186,000, respectively.

     Interest expense increased $12,451,000 during 1995 due to apartment communities acquired during the year as well as a full year of operation for Properties acquired in 1994. The Company reduced the average borrowing cost to 8.15% at December 31, 1995 as compared to 8.45% on December 31, 1994. The average maturity on the Company's debt increased to 9.9 years from 8.71 years for the years ended December 31, 1995 and 1994, respectively.

     As a result of the foregoing, income before minority interest and extraordinary items in 1995 increased by $3,529,000 over 1994.

     COMPARISON OF YEAR ENDED DECEMBER 31, 1994 (THE COMPANY AND THE PREDECESSOR) TO THE YEAR ENDED DECEMBER 31, 1993 (PREDECESSOR)

     The total number of apartment units owned at December 31, 1994 was 14,333 in 54 apartment communities, compared to 5,580 in 22 communities at December 31, 1993. Weighted average rental per unit increased to $482 for 1994 from $434 for 1993. Average occupancy for 1994 and 1993 was 95.5% and 95.4%, respectively.

     Total revenues for 1994 increased by $24,912,000 due primarily to (i) the acquisition of 32 properties during 1994, (ii) $1,523,000 from rental rate increases at Properties owned throughout both periods and (iii) $1,491,000 from a full year's operation of three Properties, The Oaks, The Corners, and Park Haywood, acquired in 1993.

     Property operating expenses in 1994 increased by $8,168,000 over 1993. As a percentage of revenue, property operating expenses decreased to 38.1% from 43.0% for 1994 and 1993, respectively. The majority of the dollar increase resulted from increased personnel, real estate taxes, insurance, and building repairs and maintenance. The increase was primarily due to Properties acquired during 1994. Property operating expenses at Properties owned throughout both periods increased $76,000, or 0.8%. During 1994, $1,022,000 was expensed for replacement of appliances, blinds, vinyl flooring and carpets. Approximately $800,000 ($158 per unit) of this amount related to Properties that were owned throughout both periods. This compares with $881,000 for the same period in 1993, or $166 per apartment unit.

     General and administrative expenses in 1994 increased by $2,211,000 from 1993. This increase was primarily due to (i) franchise taxes of $365,000 which were not required for the predecessor due to its organization as partnerships;
(ii) increased personnel-related expenses for the corporate management of new Properties; and (iii) increased administrative expenses, consulting and other professional fees related to requirements of becoming a public company.

     Depreciation and amortization expense increased in 1994 primarily due to
(i) an increase of $3,803,000 from the Properties acquired during 1994, (ii) an increase of $291,000 for a full year's operation of three Properties acquired during 1993, and (iii) increased depreciation and amortization associated with recording the acquisition of partnership interests at the date of the Initial Offering using the purchase method of accounting. Amortization of deferred financing costs and unamortized costs in excess of fair value of net assets acquired for 1994 were $296,000 and $168,000, respectively.

     Interest expense increased $2,785,000 during 1994 due to additional borrowings associated with the acquisition of additional Properties.

     As a result of the foregoing, income before minority interest and extraordinary items increased by $6,369,000 over 1993. In 1994, the Company recorded an extraordinary gain of $485,000, net of minority interest, due to the early extinguishment of debt following the Initial Offering. In 1993, litigation proceeds of $133,000 were recorded as extraordinary income.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash flow provided by operating activities decreased from $12,600,000 for the period January 1, 1995 through June 30, 1995 to $8,391,000 for the period January 1, 1996 through June 30, 1996. The decrease in net cash flow was primarily due to an increase in restricted cash due to (i) an increase in tax-exempt bond financing requiring additional cash reserves and increases in other mortgage escrows and replacement reserves and (ii) $7,354,000 held by an independent escrow agent pending completion of a like-kind exchange (in July
1996) of the Laguna Pointe apartment community in June 1996. This decrease in cash provided was offset by an increase in net income of $3,539,000.

     Net cash flow used in investing activities decreased from $26,137,000 in the period January 1, 1995 through June 30, 1995 to $8,430,000 for the period January 1, 1996 through June 30, 1996. The decrease was primarily due to (i) the disposition in May and June of 1996 of the Park at 58 II and Laguna Pointe for an aggregate of $16,769,000, (ii) capital improvements, and (iii) construction in progress. Capital improvements to existing Properties totaled $9,327,000 in 1996. Capital improvements during 1996 included $2,998,000 for "recurring" capital expenditures, including carpet and appliances, at Properties owned throughout both periods and averaged $226 per unit, or $452 annualized. Additions to construction in progress decreased from $9,202,000 for 1995 to $1,563,000 for 1996, due primarily to the completion of the 122-unit development in Jackson, Tennessee which began leasing during the third quarter of 1995.

     Net cash flow from financing activities decreased from providing $11,654,000 during the period January 1, 1995 through June 30, 1995 to utilizing $552,000 for the period January 1, 1996 through June 30, 1996 primarily due to changes in notes payable and increases in dividends paid, resulting from the additional shares issued in connection with the AFRI Merger.

     The Company incurred additional indebtedness of $22.7 million during the period January 1, 1996 through June 30, 1996 primarily on account of a $16.5 million refinancing of tax-exempt bonds secured by three apartment communities, net borrowings under the Credit Line of $5.7 million and construction draws for the Woods of Post House of $519,000. Notes payable decreased primarily due to the mortgage payoff upon disposition of its Laguna Pointe apartment community in June 1996. At June 30, 1996, the Company had $40.8 million of floating rate debt; all other debt was fixed rate term debt. Excluding the Credit Line, which bears a floating rate, 94.3% of the Company's debt was fixed rate. The weighted average interest rate at June 30, 1996 was 7.81%. The Company anticipates that its interest payments for the 12 month period ending December 31, 1996 will approximate $26.5 million.

     The Company believes that cash provided by operations is adequate and anticipates that it will continue to be adequate in both the short and long term to meet operating requirements (including capital expenditures required to maintain the communities) and payment of distributions by the Company in accordance with requirements to maintain qualification as a REIT.

     Planned capital expenditures on property improvements and expansion projects for the full year 1996 presently total $22.4 million, of which $10.9 million was expended in the six month period ended June 30, 1996. The Company expects to meet its long term liquidity requirements, such as scheduled mortgage debt maturities, property acquisitions, expansions and non-budgeted capital improvements, through long and medium term collateralized and uncollateralized fixed rate borrowings, issuance of debt or additional equity securities in the Company and the Credit Line.

INSURANCE

     In the opinion of management, property and casualty insurance is in place which provides adequate coverage to provide financial protection against normal insurable risks such that it believes that any loss experienced would not have a significant impact on the Company's liquidity, financial position, or results of operations.

INFLATION

     Substantially all of the resident leases at the properties allow, at the time of renewal, for adjustments in the rent payable thereunder, and thus may enable the Company to seek rent increases. The substantial majority of these leases are for one year or less. The short-term nature of these leases generally serves to reduce the risk to the Company of the adverse effects of inflation.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

     The Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives relating to capital expenditures and rehabilitation costs on the apartment communities. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties which are discussed in "Risk Factors" in this Prospectus Supplement. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus supplement will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                   PROPERTIES

     As of September 30, 1996, the Company owned 72 apartment communities containing 18,992 units. The following table sets forth selected financial and operating information on an historical basis for the 69 properties owned at June 30, 1996:

                                                                                                                AVERAGE     AVERAGE
                                                                                   APPROXIMATE                  RENT PER   OCCUPANCY
                                                                                    RENTABLE                    UNIT AT      % AT
                                                              YEAR                    AREA         AVERAGE      --------   ---------
                                                 YEAR      MANAGEMENT    NUMBER      (SQUARE      UNIT SIZE     JUNE 30,   JUNE 30,
        PROPERTY                LOCATION       COMPLETED   COMMENCED    OF UNITS      FT.)       (SQUARE FT.)     1996       1996
-------------------------  ------------------  ---------   ----------   --------   -----------   ------------   --------   ---------
Calais Forest............  Little Rock, AR         1987         1994        260       194,928          750        $535        94.2%
Whispering Oaks..........  Little Rock, AR         1978         1994        206       192,488          934        $464        94.2%
                                                                        --------   -----------   ------------   --------       ---
                                                                            466       387,416          831        $504        94.2%
                                                                        --------   -----------   ------------   --------       ---
Marsh Oaks...............  Atlantic Beach, FL      1986         1995        120        93,240          777        $490        97.5%
Anatole..................  Daytona Beach, FL       1986         1995        208       149,136          717        $541        92.8%
Cooper's Hawk............  Jacksonville, FL        1987         1995        208       218,400        1,050        $627        94.2%
Lakeside.................  Jacksonville, FL        1985         1996        416       344,032          827        $541        94.7%
St. Augustine............  Jacksonville, FL        1987         1995        400       304,400          761        $494        91.3%
Woodbridge at the Lake...  Jacksonville, FL        1985         1994        188       166,000          883        $554        95.7%
Savannahs at James
Landing..................  Melbourne, FL           1990         1995        256       238,592          932        $534        88.3%
Belmere..................  Tampa, FL               1984         1994        210       202,440          964        $584        91.9%
Sailwinds at Lake
Magdalene................  Tampa, FL               1975         1994        798       667,084          836        $496        97.6%
                                                                        --------   -----------   ------------   --------       ---
                                                                          2,804     2,383,324          850        $529        94.3%
                                                                        --------   -----------   ------------   --------       ---
Shenandoah Ridge.........  Augusta, GA         1975/1982        1994        272       202,640          745        $427        91.2%
Hollybrook...............  Dalton, GA              1972         1994        158       188,640        1,194        $530        94.3%
                                                                        --------   -----------   ------------   --------       ---
                                                                            430       391,280          910        $464        92.3%
                                                                        --------   -----------   ------------   --------       ---
Lakepointe...............  Lexington, KY           1986         1994        118        90,614          768        $515        91.5%
Mansion, The.............  Lexington, KY           1987         1994        184       138,720          754        $526        93.5%
Village, The.............  Lexington, KY           1989         1994        252       182,716          725        $534        93.3%
Stonemill Village........  Louisville, KY          1985         1994        384       324,008          844        $517        94.5%
                                                                        --------   -----------   ------------   --------       ---
                                                                            938       736,058          785        $523        93.6%
                                                                        --------   -----------   ------------   --------       ---
Canyon Creek
(Wedgefield).............  St. Louis, MO           1987         1994        320       312,592          977        $515        92.5%
Riverhills...............  Grenada, MS             1972         1985         96        81,942          854        $388        99.0%
Advantages, The..........  Jackson, MS             1984         1991        252       199,136          790        $457        90.5%
Lakeshore Landing........  Jackson, MS             1974         1994        196       171,156          873        $482        96.9%
Pear Orchard.............  Jackson, MS             1985         1994        389       338,430          870        $552        92.5%
Pine Trails..............  Jackson, MS             1978         1988        120        98,560          821        $442        91.7%
Reflection Pointe........  Jackson, MS             1986         1988        296       254,856          861        $530        98.3%
Somerset Place...........  Jackson, MS             1981         1995        144       128,848          881        $484        96.5%
Woodridge................  Jackson, MS             1987         1988        192       175,034          912        $485        94.3%
                                                                        --------   -----------   ------------   --------       ---
                                                                          1,685     1,447,962          859        $495        94.6%
                                                                        --------   -----------   ------------   --------       ---
Summit Ridge.............  Charlotte, NC           1982         1994        240       204,750          853        $518        77.1%
Woodstream...............  Greensboro, NC          1983         1994        304       217,186          714        $510        96.4%
Corners, The.............  Winston-Salem, NC       1982         1993        240       173,496          723        $506        89.2%
                                                                        --------   -----------   ------------   --------       ---
                                                                            784       595,432          759        $511        88.3%
                                                                        --------   -----------   ------------   --------       ---
Fairways at Royal Oak....  Cincinnati, OH          1988         1994        214       214,477        1,002        $565        97.7%
Tanglewood...............  Anderson, SC            1980         1994        168       146,600          873        $501        96.4%
The Fairways.............  Columbia, SC            1992         1994        240       213,720          891        $532        95.0%
Highland Ridge...........  Greenville, SC          1984         1995        168       144,000          857        $468        95.2%
Park Haywood.............  Greenville, SC          1983         1993        208       152,256          732        $477        94.7%
Spring Creek.............  Greenville, SC          1984         1995        208       182,000          875        $500        98.6%
Runaway Bay..............  Mt. Pleasant, SC        1988         1995        208       177,840          855        $623        92.3%
                                                                        --------   -----------   ------------   --------       ---
                                                                          1,200     1,016,416          847        $519        95.3%
                                                                        --------   -----------   ------------   --------       ---

                                     ENCUMBRANCES AT
                           -----------------------------------

                                      JUNE 30, 1996
                           -----------------------------------
                            MORTGAGE      INTEREST    MATURITY
        PROPERTY            PRINCIPAL       RATE        DATE
-------------------------  -----------    --------    --------
Calais Forest............  $ 5,610,000      8.915%    12/01/99
Whispering Oaks..........  $ 3,000,000      8.915%    12/01/99
                           -----------
                           $ 8,610,000
                           -----------
Marsh Oaks...............     -(2)         -(2)        -(2)
Anatole..................  $ 7,000,000      5.280%    09/01/05
Cooper's Hawk............     -(7)         -(7)        -(7)
Lakeside.................     -(2)         -(2)        -(2)
St. Augustine............     -(7)         -(7)        -(7)
Woodbridge at the Lake...  $ 3,769,091     -(1)        -(1)
Savannahs at James
Landing..................     -(7)         -(7)        -(7)
Belmere..................       -            -           -
Sailwinds at Lake
Magdalene................  $15,950,000      8.915%    12/01/99
                           -----------
                           $26,719,091
                           -----------
Shenandoah Ridge.........     -(2)         -(2)        -(2)
Hollybrook...............  $ 2,520,000      8.915%    12/01/99
                           -----------
                           $ 2,520,000
                           -----------
Lakepointe...............  $ 2,584,190      8.750%    06/15/97
Mansion, The.............  $ 4,140,000      8.915%    12/01/99
Village, The.............  $ 5,300,903      8.750%    06/15/97
Stonemill Village........     -(6)         -(6)        -(6)
                           -----------
                           $12,025,093
                           -----------
Canyon Creek
(Wedgefield).............     -(6)         -(6)        -(6)
Riverhills...............  $   894,253      7.000%    05/01/13
Advantages, The..........     -(6)         -(6)        -(6)
Lakeshore Landing........     -(6)         -(6)        -(6)
Pear Orchard.............  $ 8,704,365     10.000%    11/01/97
Pine Trails..............  $ 1,414,174      7.000%    04/01/15
Reflection Pointe........  $ 6,247,837      7.000%    09/01/10
Somerset Place...........     -(2)         -(2)        -(2)
Woodridge................  $ 4,863,717      6.500%    10/01/27
                           -----------
                           $22,124,346
                           -----------
Summit Ridge.............  $ 5,800,000      9.500%    08/01/96
Woodstream...............  $ 5,598,856      9.250%    12/01/98
Corners, The.............  $ 4,452,887      7.850%    06/15/03
                           -----------
                           $15,851,743
                           -----------
Fairways at Royal Oak....     -(2)         -(2)        -(2)
Tanglewood...............  $ 2,685,832      7.600%    11/15/02
The Fairways.............  $ 7,689,191      8.500%    03/01/33
Highland Ridge...........     -(3)         -(3)        -(3)
Park Haywood.............     -(2)         -(2)        -(2)
Spring Creek.............     -(3)         -(3)        -(3)
Runaway Bay..............     -(3)         -(3)        -(3)
                           -----------
                           $10,375,023
                           -----------

                                                                                                                AVERAGE     AVERAGE
                                                                                   APPROXIMATE                  RENT PER   OCCUPANCY
                                                                                    RENTABLE                    UNIT AT      % AT
                                                              YEAR                    AREA         AVERAGE      --------   ---------
                                                 YEAR      MANAGEMENT    NUMBER      (SQUARE      UNIT SIZE     JUNE 30,   JUNE 30,
         PROPERTY                LOCATION      COMPLETED   COMMENCED    OF UNITS      FT.)       (SQUARE FT.)     1996       1996
---------------------------  ----------------  ---------   ----------   --------   -----------   ------------   --------   ---------
Hamilton Pointe............  Chattanooga, TN       1989         1992        361       256,716          711        $443        92.5%
Hidden Creek...............  Chattanooga, TN       1987         1988        300       259,152          864        $458        91.3%
Steeplechase...............  Chattanooga, TN       1986         1991        108        97,016          898        $513        95.4%
Oaks, The..................  Jackson, TN           1978         1993        100        87,512          875        $476        89.0%
Post House Jackson.........  Jackson, TN           1987         1989        150       163,640        1,091        $559        86.0%
Post House North...........  Jackson, TN           1987         1989        144       144,724        1,005        $562        95.8%
Williamsburg Village.......  Jackson, TN           1987         1994        148       121,412          820        $499        96.6%
Woods at Post House........  Jackson, TN           1995         1995        122       118,922          975        $627        78.3%
Cedar Mill.................  Memphis, TN       1973/1986   1982/1984        276       297,794        1,079        $539        92.4%
Clearbrook Village.........  Memphis, TN           1974         1987        176       150,400          855        $465        96.6%
Crossings..................  Memphis, TN           1974         1991         80        89,968        1,125        $587        98.8%
East View..................  Memphis, TN           1974         1984        432       356,480          825        $469        92.4%
Greenbrook.................  Memphis, TN           1986         1988      1,031       934,490          906        $465        94.9%
Hickory Farm...............  Memphis, TN           1985         1994        200       150,256          751        $489        95.0%
Kirby Station..............  Memphis, TN           1978         1994        371       310,742          838        $515        98.9%
Lincoln on the Green.......  Memphis, TN           1988         1994        384       293,664          765        $559        98.4%
McKellar Woods.............  Memphis, TN           1976         1988        624       589,776          945        $440        94.4%
Nineteenth Green...........  Memphis, TN           1975         1990        184       189,560        1,030        $511        95.7%
Park Estate................  Memphis, TN           1974         1977         81        95,751        1,182        $635        93.8%
Winchester Square..........  Memphis, TN           1973         1977        252       301,409        1,196        $543        96.8%
Brentwood Downs............  Nashville, TN         1986         1994        286       220,166          770        $601        97.9%
Park at Hermitage..........  Nashville, TN         1987         1995        440       392,480          892        $570        93.9%
                                                                        --------   -----------   ------------   --------       ---
                                                                          6,251     5,622,030          899        $505        94.4%
                                                                        --------   -----------   ------------   --------       ---
Stassney Woods.............  Austin, TX            1985         1995        288       248,832          864        $575        85.8%
Travis Station.............  Austin, TX            1987         1995        304       249,888          822        $519        95.1%
Redford Park...............  Conroe, TX            1984         1994        212       153,744          725        $476        85.8%
Celery Stalk...............  Dallas, TX            1978         1994        410       552,220        1,347        $603        93.9%
Lodge at Timberglen (Falls,
  The).....................  Dallas, TX            1984         1994        260       226,124          870        $561        89.2%
MacArthur Ridge............  Irving, TX            1991         1994        248       210,393          848        $661        92.7%
Westborough................  Katy, TX              1984         1994        274       197,264          720        $470        96.7%
Lane at Towne Crossing.....  Mesquite, TX          1983         1994        384       277,616          723        $484        90.1%
Cypresswood Court..........  Spring, TX            1984         1994        208       160,672          772        $502        92.3%
Green Tree Place...........  Spring, TX            1984         1994        200       152,168          761        $545        94.5%
                                                                        --------   -----------   ------------   --------       ---
                                                                          2,788     2,428,921          871        $541        91.7%
                                                                        --------   -----------   ------------   --------       ---
Township Woods in
  Hampton..................  Hampton, VA           1987         1995        296       248,048          838        $545        90.5%
                                                                        --------   -----------   ------------   --------       ---
        Total..............                                              18,176    15,783,956          868        $517        93.7%
                                                                        ========   ===========   ============   ========       ===

                                       ENCUMBRANCES AT
                             -----------------------------------

                                        JUNE 30, 1996
                             -----------------------------------
                              MORTGAGE      INTEREST    MATURITY
         PROPERTY             PRINCIPAL       RATE        DATE
---------------------------  -----------    --------    --------
Hamilton Pointe............     -(6)         -(6)        -(6)
Hidden Creek...............     -(6)         -(6)        -(6)
Steeplechase...............     -(2)         -(2)        -(2)
Oaks, The..................     -(6)         -(6)        -(6)
Post House Jackson.........  $ 5,196,780      8.170%    10/01/27
Post House North...........  $ 3,845,000      4.840%    09/01/25
Williamsburg Village.......     -(2)         -(2)        -(2)
Woods at Post House........  $ 5,351,363      7.250%    09/01/35
Cedar Mill.................  $ 2,548,622     -(4)        -(4)
Clearbrook Village.........  $ 1,256,216      9.000%    04/01/08
Crossings..................     -(6)         -(6)        -(6)
East View..................  $ 3,905,792      8.625%    12/01/99
Greenbrook.................  $15,869,216     -(5)        -(5)
Hickory Farm...............     -(6)         -(6)        -(6)
Kirby Station..............  $ 6,085,370     10.000%    12/01/96
Lincoln on the Green.......     -(2)         -(2)        -(2)
McKellar Woods.............  $ 8,569,254     -(5)        -(5)
Nineteenth Green...........     -(6)         -(6)        -(6)
Park Estate................  $ 1,508,855     -(5)        -(5)
Winchester Square..........     -(6)         -(6)        -(6)
Brentwood Downs............  $ 6,678,000      8.915%    12/01/99
Park at Hermitage..........  $ 8,480,000      5.790%    01/31/15
                             -----------
                             $69,294,468
                             -----------
Stassney Woods.............  $ 4,975,000      6.600%    04/01/19
Travis Station.............  $ 4,400,000      6.600%    04/01/19
Redford Park...............  $ 3,000,000      9.006%    12/01/04
Celery Stalk...............  $ 8,460,000      9.006%    12/01/04
Lodge at Timberglen (Falls,
  The).....................  $ 4,740,000      9.006%    12/01/04
MacArthur Ridge............  $ 7,706,157      7.400%    08/15/98
Westborough................  $ 3,958,000      9.006%    12/01/04
Lane at Towne Crossing.....  $ 5,784,178      8.750%    01/01/98
Cypresswood Court..........  $ 3,330,000      9.006%    12/01/04
Green Tree Place...........  $ 3,180,000      9.006%    12/01/04
                             -----------
                             $49,533,335
                             -----------
Township Woods in
  Hampton..................  $10,800,000      8.750%    11/01/09
                             -----------
        Total..............  $227,853,099
                             ===========

------------

(1) Encumbered by two mortgages with interest rates of 7.75% and maturities of September 7, 1999 and January 1, 2004.

(2) These nine properties are subject to a negative pledge pursuant to the loan agreement in respect of the Credit Line.

(3) These three properties are encumbered by a $10.3 million mortgage securing a tax exempt bond amortizing over 25 years with an average interest rate of 6.09%.

(4) Cedar Mill is encumbered by two mortgages with interest rates of 7.8% and 8.35% with maturities of February 4, 2004 and July 1, 2001 and Mendenhall Townhomes with a 8.65% loan maturing July 1, 2001.

(5) Encumbered by three mortgages with interest rates of 7.8%, 7.55% and 8.35% and maturities of February 4, 2004, July 1, 2001 and July 1, 2001, respectively.

(6) These eleven properties are encumbered by a $43.4 million mortgage.

(7) These three properties are encumbered by a $16.5 million mortgage securing a tax exempt bond amortizing over 25 years with an average interest rate of 5.75%.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and a brief account of the business experience of each person who is a director or executive officer of the Company.

     H. ERIC BOLTON, JR., age 39. Mr. Bolton has served as the Executive Vice President of the Company since April 1994 and Chief Operating Officer of the Company since October 1995. Mr. Bolton has over 10 years of real estate experience and prior to joining the Company, Mr. Bolton was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors.

     JOHN J. BYRNE, III, age 37. Mr. Byrne has served as a director of the Company since May 1995. Mr. Byrne founded Cirque Property L.C., a real estate acquisitions and property management company headquartered in Salt Lake City, Utah, in 1986, and since that time has served as its President and Managing Member.

     GEORGE E. CATES, age 59. Mr. Cates has served as the President, Chief Executive Officer and a director of the Company since October 1993. Mr. Cates was President and Chief Executive Officer of The Cates Company from 1977 until its merger with the Company in February 1994.

     ROBERT F. FOGELMAN, age 60. Mr. Fogelman has served as a director of the Company since July 1994 and has been the President of Fogelman Investment Company, a privately-owned investment firm for more than five years.

     O. MASON HAWKINS, age 48. Mr. Hawkins has served as a director of the Company since October 1993 and is Chairman and Chief Executive Officer of Southeastern Asset Management, Inc., a registered investment advisor, since 1975. He has also been a director of Longleaf Partners Funds Trust, a registered investment company of which Southeastern Asset Management, Inc. serves as investment advisor, for more than five years.

     SIMON R. C. WADSWORTH, age 49. Mr. Wadsworth has served as Executive Vice President, Chief Financial Officer and a director of the Company since March 1994. Prior to joining the Company, Mr. Wadsworth was with Holiday Inns, Inc., Royal Crown Companies and TMF, Inc.

     MICHAEL B. YANNEY, age 62. Mr. Yanney has served as a director of the Company since consummation of the AFRI Merger in June 1995. Mr. Yanney has served as Chairman and Chief Executive Officer of America First Companies since 1984. From 1977 until 1984, Mr. Yanney was principally engaged in the ownership and management of commercial banks. He is also a director of Burlington Northern Inc., Forest Oil Corporation, MFS Communications Company, Inc. and Lozier Corporation.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock as of September 24, 1996 by (i) each director, (ii) each executive officer, and
(iii) all directors and executive officers as a group:

                                        AMOUNT AND
                                         NATURE OF          PERCENT
                                        BENEFICIAL            OF
      NAME OF BENEFICIAL OWNER           OWNERSHIP         CLASS(1)
-------------------------------------   -----------        ---------
Robert F. Fogelman...................      653,000(2)          5.5%
George E. Cates......................      586,970(3)          4.9
O. Mason Hawkins.....................      353,417(4)          3.0
Michael B. Yanney....................      135,647             1.1
John J. Byrne, III...................       72,500            *
Simon R. C. Wadsworth................       19,653(5)         *
H. Eric Bolton, Jr...................        6,617(6)         *
All Directors and Executive Officers
  as a Group (7 Persons).............    1,827,804            15.3%

------------

(1) Based on 10,946,016 shares of Common Stock outstanding on September 24, 1996, plus, with respect to each listed person (or all listed persons, as a group), the number of shares of Common Stock issuable by the Company to such person or group in exchange for Units in Mid-America Apartments, L.P. plus the number of shares of Common Stock issuable to such person (or group) in respect of currently exercisable options. The total number of shares used in calculating this percentage assumes that none of the Units or exercisable options held by other persons are redeemed or exercised for shares of Common Stock.

(2) Includes 82,500 shares owned directly by Mr. Fogelman and 570,500 shares that Mr. Fogelman has the current right to acquire upon redemption of Units.

(3) Includes 285,166 shares owned directly by Mr. Cates, 235,794 shares that Mr. Cates has the current right to acquire upon redemption of Units, 26,000 shares that Mr. Cates has the current right to acquire upon the exercise of options that are currently exercisable and 40,010 shares owned by the Company's ESOP over which Mr. Cates shares voting power. Excludes shares owned by Mr. Cates' wife, over which Mr. Cates exercises no voting or investment power and with respect to which Mr. Cates disclaims beneficial ownership.

(4) Includes 194,799 shares owned directly by Mr. Hawkins and 158,618 shares that Mr. Hawkins has the current right to acquire upon redemption of Units.

(5) Includes 6,500 shares that Mr. Wadsworth has the current right to acquire upon the exercise of options that are currently exercisable.

(6) Includes 3,000 shares that Mr. Bolton has the current right to acquire upon the exercise of options that are currently exercisable.

 * Represents less than 1% of total.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

     THE DESCRIPTION OF THE PARTICULAR TERMS OF THE SERIES A PREFERRED STOCK SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE PREFERRED STOCK SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE.

GENERAL

     The Company is authorized to issue up to 5,000,000 shares of preferred stock ("Preferred Stock") in one or more series, with such designations, powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Tennessee law and as the Board of Directors may determine by adoption of an amendment of the Charter without any further vote or action by the Company's shareholders. As of the date of this Prospectus Supplement, no shares of Preferred Stock were outstanding.

     The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter and the Charter amendment creating the Series A Preferred Stock, (the "Designating Amendment") each of which is available from the Company.

MATURITY

     The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

RANK

     The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion.

DIVIDENDS

     Holders of shares of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 9.5% per annum of the Liquidation Preference per share (equivalent to a fixed annual amount of $2.375 per share).

     Dividends on the Series A Preferred Stock shall be cumulative from the date of original issue and shall be payable monthly in arrears on or before the 15th day of each month, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on November 15, 1996, will be for less than a full month. Such dividend and any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will not bear interest and holders of the Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Company's qualification as a REIT). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Stock as to liquidation rights. Holders of Series A Preferred Stock will be entitled to written notice of any event triggering the right to receive such

Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

     The Series A Preferred Stock is not redeemable prior to November 1, 2001. However, in order to ensure that the Company will continue to meet the requirement for qualification as a REIT, the Series A Preferred Stock will be subject to provisions in the Charter pursuant to which capital stock of the Company owned by a shareholder in excess of the Ownership Limit will be Excess Shares, and the Company will have the right to purchase such Excess Shares from the holder. See "-- Restrictions on Ownership." On and after November 1, 2001, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to Excess Shares. See "-- Restrictions on Ownership."), without interest. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

     Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the Series A Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

     Immediately prior to any redemption of Series A Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

     The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company continues to meet the requirements for qualification as a REIT, Series A Preferred Stock acquired by a shareholder in excess of the Ownership Limit will automatically become Excess Shares, and the Company will have the right to purchase such Excess Shares from the holder. In addition, Excess Shares may be redeemed, in whole or in part, at any time when outstanding shares of Series A Preferred Stock are being redeemed, for cash at a redemption price of $25 per share, but excluding accrued and unpaid dividends on such Excess Shares, without interest. Such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as shares of Series A Preferred Stock are being redeemed.

VOTING RIGHTS

     Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

     Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for eighteen or more months (a "Preferred Dividend Default"), the holders of such shares of Series A Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a class for the election of a total of two additional directors of the Company (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

     So long as any shares of Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Charter or the Designating Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that with respect to the occurrence of any Event set forth above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and PROVIDED, FURTHER that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

     The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company continues to meet the requirements for qualification as a REIT, the Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit. The Board of Directors may waive the Ownership Limit with respect to a shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in the failure of the Company to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit shall be deemed Excess Shares held by such holder as agent on behalf of, and in trust for the exclusive benefit of the transferees (which may include the Company) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote, the Excess Shares will not be considered issued and outstanding for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to the discovery by the Company that capital stock has been transferred in violation of the Ownership Limitation shall be repaid to the Company upon demand.

     Excess Shares are further subject to transfer at the direction of the Board of Directors. If the Board of Directors directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay the Company out of the proceeds of such sale all expenses incurred by the Company in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by such holder for the Excess Shares.

     In addition, the Company will have the right, for a period of six months during the time any Excess Shares are held by the holder in trust, to redeem all or any portion of the Excess Shares from the holder for the lesser of the price paid for the capital stock by the holder or the market price (as determined in the manner set forth in the Charter) of the capital stock on the date the Company gives notice of its intent to redeem such Excess Shares. The six month period begins on the date on which the Company receives written notice of the transfer or other event resulting in the classification of capital stock as Excess Shares.

     Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests in the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

TRANSFER AND DIVIDEND PAYING AGENT

     AmSouth Bank of Alabama, N.A. will act as the transfer and dividend payment agent in respect of the Series A Preferred Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. In addition, this section does not discuss foreign, state or local taxation.

     This discussion does not address fully the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. Such matters are discussed in the accompanying Prospectus under "Federal Income Tax Considerations." Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Series A Preferred Stock.

TAXATION OF THE COMPANY

     The Company currently has eight corporate subsidiaries and may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. Thus, in applying the requirements described herein, and "qualified REIT subsidiaries" of the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. The Company's corporate subsidiaries are "qualified REIT subsidiaries." Such subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation. See
"Federal Income Tax Considerations -- Taxation of the Company" in the
Prospectus.

DISTRIBUTIONS ON SERIES A PREFERRED STOCK

     As long as the Company qualifies as a REIT, distributions that are made to its shareholders out of the Company's current or accumulated earnings and profits, and that are not designated as capital gain dividends, generally will be taxed to shareholders as ordinary income, either in the year of payment or, with respect to distributions declared in the last quarter of any year, payable to shareholders of record on a specified date in such quarter, and paid by January 31 of the following year, in the year of declaration, and will not be eligible for the dividends received deduction for corporations. For purposes of determining whether distributions on the Series A Preferred Stock are out of current or accumulated earnings and profits, the Company's earnings and profits will be allocated first to the Series A Preferred Stock and then allocated to the Company's Common Stock. A distribution of net capital gain by the Company generally will be treated as long term capital gain to shareholders to the extent properly designated by the Company as a capital gain dividend, regardless of the length of time a shareholder has held such shareholder's Series A Preferred Stock. Under section 291 of the Code, however, corporate shareholders may be required to treat up to 20% of any such capital gain as ordinary income. Capital gain distributions also are not eligible for the dividends received deduction for corporations. A distribution in excess of the Company's current or accumulated earnings and profits will constitute a nontaxable return of capital to the extent of the shareholder's basis in such shareholder's Series A Preferred Stock, and will be applied to reduce the shareholder's basis in the Series A Preferred Stock. To the extent such a distribution is greater than such basis, generally it will be treated as capital gain to those shareholders holding their Series A Preferred Stock as capital assets. The Company will notify shareholders as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain distributions or return of capital. Should the Company incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

REDEMPTION OF SERIES A PREFERRED STOCK

     A redemption of shares of Series A Preferred Stock for cash generally will be treated as a sale or exchange if the holder of such redeemed shares does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the redeemed Series A Preferred Stock. If a shareholder does own, actually or constructively, such other stock (including Series A Preferred Stock not redeemed), a redemption of Series A Preferred Stock may be treated as a dividend to the extent of the Company's current or accumulated earnings and profits. Such dividend treatment would not apply if the redemption were "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. A distribution to a shareholder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in the Company. For this purpose, a redemption of Series A Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any ownership of Common Stock and any stock constructively owned) of a shareholder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the shareholder's stock interest in the Company. If the redemption of the Series A Preferred Stock for cash is not treated as a distribution taxable as a dividend, the redemption will result in capital gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's adjusted tax basis in the Series A Preferred Stock redeemed.

     If a redemption of Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the shareholder's adjusted tax basis in the redeemed Series A Preferred Stock will be transferred to any remaining stock holdings in the Company. If the shareholder does not retain any stock ownership in the Company, the holder may lose such basis entirely.

                                  UNDERWRITING

     Morgan Keegan & Company, Inc. and J.C. Bradford & Co. (the
"Underwriters"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Series A Preferred Stock set forth opposite their respective names below:

             UNDERWRITER                NUMBER OF SHARES
-------------------------------------   ----------------
Morgan Keegan & Company, Inc.........         875,000
J.C. Bradford & Co...................         875,000
                                        ----------------
     Total...........................       1,750,000
                                        ================

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Series A Preferred Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased. The Company has been advised by the Underwriters that the Underwriters propose to offer the Series A Preferred Stock to the public at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $.58 per share of Series A Preferred Stock. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.25 per share to other dealers. The public offering price and the concessions and discount to dealers may be changed by the Underwriters after the initial offering.

     The Company has granted to the Underwriters an option, expiring on the close of business on the thirtieth day subsequent to the date of this Prospectus Supplement to purchase up to an additional 250,000 shares of Series A Preferred Stock at the public offering price, less underwriting discount, as shown on the cover page of this Prospectus Supplement. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Series A Preferred Stock. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Series A Preferred Stock set forth next to such Underwriter's name in the preceding table bears to the total offered initially.

     The Company and the Operating Partnership have agreed to indemnify the several Underwriters or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company has applied to list the Series A Preferred Stock on the NYSE under the symbol "MAA PrA." If approved, trading of the Series A Preferred Stock on the NYSE is expected to commence within a seven-day period after the initial delivery of the Series A Preferred Stock. Prior to the Offering, there has been no public market for the shares of Series A Preferred Stock. The Underwriters have advised the Company that each intends to make a market in the Series A Preferred Stock prior to the commencement of trading on the NYSE, but is not obligated to do so and may discontinue market making at any time without notice.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Series A Preferred Stock being offered hereby, are being passed upon for the Company by Baker, Donelson, Bearman & Caldwell. Certain legal matters related to the Offering are being passed upon for the Underwriters by Hunton & Williams.

================================================================================
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, NOR ANY SALE OR OFFER MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                           SUMMARY TABLE OF CONTENTS

                                                PAGE
                                                ----
                               PROSPECTUS
                               SUPPLEMENT
                            Prospectus
                              Supplement
                              Summary........   S-1
                            Risk Factors.....   S-9
                            Use of
                              Proceeds.......   S-15
                            Capitalization...   S-16
                            Selected
                              Financial and
                              Operating
                              Data...........   S-16
                            Management's
                              Discussion and
                              Analysis of
                              Financial
                              Condition and
                              Results of
                              Operations.....   S-19
                            Properties.......   S-24
                            Management.......   S-26
                            Security
                              Ownership of
                              Management.....   S-27
                            Description of
                              Series A
                              Preferred
                              Stock..........   S-28
                            Certain Federal
                              Income Tax
                            Considerations...   S-33
                            Underwriting.....   S-35
                            Legal Matters....   S-35
                               PROSPECTUS
                            Available
                              Information....    2
                            Incorporation of
                              Certain
                              Documents by
                              Reference......    3
                            Prospectus
                              Summary........    4
                            Price and
                              Dividend
                              History........    6
                            Use of
                              Proceeds.......    6
                            Consolidated
                              Ratios of
                              Earnings to
                              Fixed
                              Charges........    6
                            Description of
                              the Capital
                              Stock of the
                              Company........    7
                            Federal Income
                              Tax
                            Considerations...    11
                            Description of
                              Debt
                              Securities.....    20
                            Description of
                              Securities
                              Warrants.......    30
                            Plan of
                              Distribution...    32
                            Experts..........    33
                            Legal Matters....    33

                                1,750,000 SHARES

                                  MID-AMERICA
                                   APARTMENT
                               COMMUNITIES, INC.

                            9.5% SERIES A CUMULATIVE
                                PREFERRED STOCK

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                         MORGAN KEEGAN & COMPANY, INC.
                              J.C. BRADFORD & CO.
                                October 10, 1996

================================================================================

PROSPECTUS

     MID-AMERICA APARTMENT COMMUNITIES, INC.
     $150,000,000
     DEBT SECURITIES, PREFERRED STOCK, COMMON
     STOCK AND SECURITIES WARRANTS

     Mid-America Apartment Communities, Inc. (the "Company") may from time to time offer and sell in one or more series (i) its unsecured debt securities (the "Debt Securities"); (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"); (iii) shares of its common stock, par value $.01 per share ("Common Stock"); or (iv) warrants to purchase Debt Securities (the "Debt Securities Warrants"), warrants to purchase Preferred Stock (the "Preferred Stock Warrants") and warrants to purchase Common Stock (the "Common Stock Warrants") (the Debt Securities Warrants, Preferred Stock Warrants and Common Stock Warrants, collectively, the "Securities Warrants"), with an aggregate public offering price of up to $150,000,000. The Debt Securities, Preferred Stock, Common Stock and Securities Warrants offered pursuant hereto (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). The aggregate public offering price and terms of the Offered Securities will be determined by market conditions at the time such securities are offered. Unless otherwise specified in a Prospectus Supplement, the proceeds from the sale of the Offered Securities will be received by the Company and used for general corporate purposes.

     The applicable Prospectus Supplement shall set forth (i) with respect to the Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, any sinking fund provisions and any conversion provisions, (ii) with respect to Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock, (iii) with respect to the Common Stock, the specific number of shares and issuance price per share, and (iv) with respect to the Securities Warrants, the duration, offering price, exercise price and detachability. The applicable Prospectus Supplement will also contain information, where applicable, about all material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or by the Company, directly or through agents, to other purchasers. Certain terms of any offering and sale of Offered Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares or Securities Warrants to be purchased, the purchase price of the Offered Securities, any applicable commissions, discounts and other compensation to underwriters, dealers and agents, and the proceeds to the Company from such sale, will be set forth in, or calculable from information contained in, a Prospectus Supplement. See "Plan of Distribution."

     The Common Stock is listed on the New York Stock Exchange under the symbol "MAA." To ensure that the Company maintains its qualification as a REIT, ownership by any person is limited to 9.9% of the outstanding shares of Common Stock, with certain exceptions.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The date of this Prospectus is May  , 1996.

     IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or any Prospectus Supplement in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Offered Securities, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Common Stock of the Company is listed on the New York Stock Exchange, and such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission at its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by America First REIT, Inc. (File No. 1-11798), which, by means of a merger with and into a wholly owned subsidiary of the Company, on June 29, 1995 became a wholly owned subsidiary of the Company, with the Commission are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the year ended December 31, 1994; and

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     The following documents heretofore filed by the Company with the Commission (File No. 1-12762) are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the year ended December 31, 1995;

     (b) Current Reports on Form 8-K dated February 5, 1996 and March 15, 1996, respectively;

     (c) pages 2 through 10 of the Company's Proxy Statement for its 1996 Annual Meeting of Shareholders; and

     (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 14, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Offered Securities offered hereby have been sold or which deregisters all Offered Securities then remaining unsold shall be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Request for such copies should be directed to: Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 340, Memphis, Tennessee, 38138, Attention: Lynn A. Johnson, Secretary, telephone
(901) 682-6600.

     PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed descriptions and the financial information and statements appearing elsewhere and incorporated in this Prospectus. As used herein, the term "Company" includes Mid- America Apartment Communities, Inc. and its predecessor and those entities owned or controlled thereby (collectively, the "Operating Subsidiaries"), including Mid-America Apartments, L.P. and its subsidiaries (the "Operating Partnership") and seven wholly owned subsidiaries that are "qualified REIT subsidiaries" for Federal tax purposes. Where used herein, the term "Funds from Operations" ("FFO") shall mean net income (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring, sales of property and other extraordinary items, plus depreciation and amortization, and after adjustments for consolidated partnerships and joint ventures, which definition has been adopted by the National Association of Real Estate Investment Trusts ("NAREIT"). Effective January 1, 1996, the Company implemented the modified NAREIT definition of FFO to eliminate amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income.

     THE COMPANY

General

     The Company, a Tennessee corporation, is a self- administered and self-managed equity REIT which invests in and operates multifamily residential properties. As of March 31, 1996, the Company owns 71 apartment communities containing 18,660 units in 13 states (the "Properties"), and has grown by 13,080 units since the Company's initial public offering which was completed in February 1994 (the "Initial Offering"), an increase of 234% over the number of apartment units owned at the time of the Initial Offering.

     The Properties are located primarily in the southeastern United States and Texas, with additional units in Arizona, Kentucky, Missouri, Ohio and Virginia. Since the Initial Offering, the Company has expanded geographically from having apartment communities in 4 states to its current presence in 13 states. Of the Company's properties, 48 contain more than 200 units, with the largest apartment community containing 1,031 units. As of March 1, 1996, the Properties had an average occupancy rate of 95.8%. The Properties are characterized by amenities which may include extensive landscaping, swimming pools, tennis courts, fitness centers, saunas or hot tubs. Many apartment units offer one or more additional features, such as vaulted ceilings, fireplaces and washer and dryer connections.

     The Company's principal executive offices are located at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee, 38138 and its telephone number is (901) 682-6600.

The Operating Subsidiaries of the Company

     The operations of the Company are conducted primarily through the Operating Subsidiaries, so that, among other things, the Company is able to comply with certain technical and complex requirements under the federal tax law relating to the assets and income that a REIT may hold or earn.

     The Company presently holds an 82.3% partnership interest in the Operating Partnership. The remaining 17.7% partnership interest in the Operating Partnership is owned by third parties who own units of limited partnership interests in the Operating Partnership ("Units"). Units are redeemable on a one-for-one basis for shares of Common Stock or, at the Company's election, for cash, and holders of Units generally receive distributions per Unit equal to the dividend per share paid in respect of the Common Stock. The Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") provides for a special allocation of net income or loss of the Operating Partnership to holders of Units to provide such holders with the economic effect of net income or losses realized in respect of all Properties on a consolidated basis.

Tax Status of the Company

     The Company elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1994, and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") ("REIT Qualification"), no assurance can be given that the Company will continue to qualify as a REIT. REIT Qualification involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company should fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which REIT Qualification was lost. As a result, the Company's ability to make distributions to its shareholders would be adversely affected. See "Federal Income Tax Considerations."

     To ensure that the Company qualifies as a REIT, transfer of the Common Stock is subject to certain restrictions and ownership of the Common Stock by any single person is limited to 9.9% of the total number of shares of outstanding Common Stock, subject to certain exceptions. As provided in the Company's Charter, any purported transfer in violation of the above-described ownership limitations shall be void.

     PRICE AND DIVIDEND HISTORY

     The Common Stock has been traded on the New York Stock Exchange ("NYSE") under the symbol "MAA" since the Company's Initial Offering. The following table sets forth the quarterly high and low sales prices per share reported on the NYSE and the Company's distribution history.

                                                                      Portion of
                                                                     Distribution
                                                                     Representing
                                                        Distribution Return of
Period or Quarter Ended:              High     Low      Per Share    Capital
1994:
First Quarter, commencing January 28  $24 1/2  $20 3/4  $.26(1)      $.12(1)
Second Quarter                        $27      $22 3/4  $.45         $.20
Third Quarter                         $26 7/8  $24 1/8  $.50         $.23
Fourth Quarter                        $26 3/4  $23 1/4  $.50         $.22
1995:
First Quarter                         $26      $25 3/4  $.50         $.13
Second Quarter                        $25      $24 3/4  $.50         $.14
Third Quarter                         $24 3/4  $24 5/8  $.50         $.14
Fourth Quarter                        $24 7/8  $24 3/8  $.51         $.14
1996:
First Quarter                         $26 3/4  $24

(1) Represents the distribution per share, including the portion representing a return of capital, paid for the 56-day period ended March 31, 1994.

     On March 29, 1996 the last reported sale price of the Common Stock on the NYSE was $25.75 per share. On March 29, 1996 the Company had approximately 15,040 shareholders of record.


     USE OF PROCEEDS

     Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition and development of multifamily properties as suitable opportunities arise, the improvement of certain properties in the Company's portfolio and the repayment of certain then-outstanding secured or unsecured indebtedness.

     CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges of the Company and for the predecessor to the Company prior to February 4, 1994:

                                           Year Ended December 31,
                                     --------------------------------------
                                     1991     1992    1993    1994    1995
Ratio of Earnings to Fixed Charges   .89x(1)  1.07x   1.32x   1.83x   1.52x

(1) Although the Company and its predecessor have historically generated positive net cash flow, the financial statements of the predecessor reflect a net loss for 1991. Consequently, the computation of the ratio of earnings to fixed charges for such year indicates that earnings were inadequate to cover fixed charges by approximately $906,000.

     For the purpose of calculating the ratio or earnings to fixed charges, earnings consist of income before minority interest and extraordinary items, and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

     DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote.

Common Stock

     Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared in respect of the Common Stock by the Board of Directors in its discretion from funds legally available therefor. ln the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     The Board of Directors is empowered by the Company's Charter to designate and issue from time to time one or more classes or series of Preferred Stock without shareholder approval. The Board of Directors may fix the relative rights, limitations, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. As of the date hereof, no shares of Preferred Stock are outstanding.

     The applicable Prospectus Supplement will describe each of the following terms that may be applicable in respect of any Preferred Stock offered and issued pursuant to this Prospectus: (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share;
(3) any maturity date; (4) any mandatory or option redemption or repayment dates and terms or sinking fund provisions; (5) any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) any rights to convert the Preferred Stock into other securities or rights of the Company, including a description of the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions; (8) the place or places where dividends and other payments with respect to the Preferred Stock will be payable; (9) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining the Company's qualification as a REIT. Upon issuance and delivery against payment therefor, the Preferred Stock will be fully paid and nonassessable.

Charter and Bylaw Provisions

     Shareholders' rights and related matters are governed by the Tennessee Business Corporation Act (the "TBCA"), the Company's Charter and its Bylaws. Certain provisions of the Charter and Bylaws of the Company, which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

     Voting Requirement. The Company's Charter may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. The Company's Bylaws may be amended by either the affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of directors, voting as a single group, or by an affirmative vote of a majority of the Board of Directors then holding office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the Board of Directors. Notwithstanding the foregoing, the Company cannot take any action intended to terminate its qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of Common Stock.

     Special Meetings. Under the Company's Bylaws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

     Staggered Board of Directors. The Company's Board of Directors is divided into three classes of directors serving staggered three year terms. A majority of the directors must be persons who are not officers of the Company. The requirements for a majority of independent directors and the provisions for staggered terms of directors may not be changed without approval of a majority of the shareholders or by 80% of the members of the Board of Directors. Certain provisions of the Company's Charter, including the use of a staggered board, may render more difficult a change in control of the Company or removal of incumbent management.

     Advance Notice of Director Nominations and New Business. The Bylaws of the Company provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Directors, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

     The advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Directors' Liability

     The Company's Charter eliminates, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damages for breaches of such director's duty of care or other duties as a director. The Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of a director's duty of loyalty to the Company, (ii) acts or omissions which involve intentional misconduct or knowing violations of law, (iii) unlawful corporate distributions, or (iv) acts or omissions which involve transactions from which the director derived an improper personal benefit. The Charter of the Company further provides that if the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the TBCA, as amended. These provisions of the Charter will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder of the Company.

Tennessee Anti-Takeover Statutes

     In addition to certain of the Company's Charter provisions discussed above, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the Common Stock.

     Under the Tennessee Investor Protection Act, unless a company's board of directors has recommended a takeover offer to shareholders no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of an offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company (a "Takeover Offer"). Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and make for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offeree, the offeror shall make the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

     Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

     "Business combination" is defined by the Tennessee Business Combination Act as any (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% of more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares, or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder, (v) plan of liquidation of dissolution proposed by the interested shareholder, (vi) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder, or (vii) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder.

     "Interested shareholder" is defined as (i) any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation or (ii) an Affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction (a) (i) complies with all applicable charter and bylaw requirements and (ii) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, and (b) meets certain fair price criteria.

     The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Restrictions on Transfer

     Ownership Limits. The Company's Charter contains certain restrictions on the number of shares of Common Stock that an individual shareholder may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Charter of the Company contains restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

     Subject to certain exceptions specified in the Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the "Ownership Limit") of the issued and outstanding shares of Common Stock. Although the Board of Directors presently has no intention of doing so, the Board of Directors could increase the Ownership Limit from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares could beneficially own in the aggregate more than 49.5% of the outstanding shares of Common Stock. The Board of Directors may, with a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

     If any shareholder purports to transfer shares to a person and either the transfer would result in the Company's failing to qualify as a REIT, or the transfer would cause the transferee to hold more than the applicable Ownership Limit, the purported transfer shall be void. In addition, if any person holds shares of Common Stock in excess of the applicable Ownership Limit, such person will be deemed to hold the shares that cause the Ownership Limit to be exceeded in trust, and will not receive distributions with respect to such shares and will not be entitled to vote such shares. At the Company's option, the person will be required to sell such shares. At the Company's option, the person will be required to sell such shares on terms determined by and at the direction of the Company or the Company will redeem such shares for the lesser of the amount paid for the shares and the closing price on the date the Company exercises its right to redeem. If the Company redeems such shares, it may pay for the shares with Units, which are non transferrable except in very limited circumstances.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information required by applicable Treasury Regulations no later than January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

     The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors.

Other Matters

     The transfer agent and registrar for the Company's Common Stock is AmSouth Bank of Alabama, Birmingham, Alabama.

     Pursuant to the TBCA, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the resolution. In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of or dissolution of the Operating Partnership be approved by the affirmative vote of a majority of the outstanding Units.

     FEDERAL INCOME TAX CONSIDERATIONS

Introductory Notes

     The applicable Prospectus Supplement will contain information, where applicable, about all material Federal income tax considerations relating to the Offered Securities covered by such Prospectus Supplement. The following discussion summarizes all material Federal income tax considerations that may be relevant to investors in the Offered Securities. Baker, Donelson, Bearman & Caldwell, which has acted as tax counsel to the Company, has reviewed the following discussion and is of the opinion that the descriptions of the law and the legal conclusions contained herein are correct in all material respects, and the discussion hereunder does not omit any material provision with respect to the matters covered. This discussion and such opinion are based on current law. This summary does not give a detailed discussion of any state, local, or foreign tax consideration nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to Mid-America Apartment Communities, Inc.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAl, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

     General. The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code effective for its short taxable year ending on December 31, 1994. The Company believes that it is organized and has operated in such a manner as to qualify under the Code for taxation as a REIT commencing with its 1994 taxable year, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify" below.

     The Company has obtained the opinion of Baker, Donelson, Bearman & Caldwell that the Company is organized in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code and that the Company's current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its 1995 and subsequent taxable years.

     The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. The provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, the Company will be subject to Federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alterative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in IRS regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in" gain assume that the Company would have an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities of each taxable year) (the "5/50 Rule"); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and
(6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow the Company to satisfy requirements (5) and (6). In addition, the Company's Charter contains restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of the Capital Stock of the Company - Restrictions on Transfer." A corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is the calendar year.

     For purposes of determining Share Ownership under the 5/50 Rule, a pension trust generally is considered an individual. However, beneficiaries of certain pension trusts are treated as holding shares of a REIT in proportion to their actual interests in the pension trust for purposes of the 5/50 Rule.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests (as discussed below). Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Subsidiary Partnerships are treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, three gross income requirements must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. For purposes of applying the 30% gross income test the holding period of Properties held by Operating Partnership on the date of the Initial Offering will be deemed to have commenced on such date.

     Rents received by the Company will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a resident will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such resident (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company does not charge, and does not anticipate charging, rent for any portion of any Property that is based in whole or in part on the income or profits of any person, and the Company does not receive, and does not anticipate receiving, any rents from Related Party Tenants. The Company does not anticipate that rent attributable to personal property leased in connection with any lease of real property will exceed 15% of total rent received under such lease. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Operating Partnership provides certain services with respect to its Properties and with respect to Properties of the Subsidiary Partnerships.

     The Operating Partnership receives fees in consideration of the performance of management, landscaping and administrative services with respect to properties that are not wholly owned, directly or indirectly, by the Operating Partnership. A portion of such fees generally will not qualify under the 75% or 95% gross income tests. The Company will also receive certain other types of non-qualifying income, such as income from coin-operated laundry machines and income from corporate and guests apartments. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     It is possible that, from time to time, the Company, the Operating Partnership, or a Subsidiary Partnership will enter into hedging transaction with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company, the Operating Partnership, or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, the Operating Partnership, or a Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership and the Subsidiary Partnerships and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company must not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Operating Partnership or the stock of a subsidiary with respect to which it has held 100% of the stock at all times during the subsidiaries existence). The Company intends to comply with the asset tests for REIT status.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute distributions (other than capital gain distributions) to its shareholders in an amount at least equal to (A) the sum of
(i) 95% of the Company's "REIT taxable income" (computed without regard to the distributions paid deduction and the REIT s net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year that may be included in the Company' deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

     Special Distribution Requirement. Applicable Treasury Regulations generally provide that, in the case of a corporation, such as the Company, that succeeds to earnings and profits accumulated during a non-REIT taxable year, such a corporation is eligible to elect to be taxed as a REIT for a taxable year only if, as of the close of that taxable year, it has distributed such non-REIT earnings and profits. Accordingly, to elect to be taxed as a REIT it was necessary for the Company to distribute, on or before December 31, 1994, the full amount of its current and accumulated earnings and profits attributable to the operations of The Cates Company prior to its merger with and into the Company. The Cates Company satisfied this requirement by distributing all current and accumulated earnings and profits up to and including the date of its merger with and into the Company to its shareholders immediately prior to the consummation of such merger.

     Annual Record Keeping Requirement. Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company intends to comply with such requirements.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, the Company will be subject to tax (including any applicable alterative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the distributions received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Shareholders

     Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain distributions as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend. declared by the Company in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general any loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares for six months or more (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

     Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Shareholders" below.

     Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). Based upon this ruling and the analysis therein, distributions by the Company to a shareholder that is a tax-exempt entity, including a qualified employee pension or profit sharing trust or an individual retirement account (an "Exempt Organization"), should not constitute UBTI, provided that the Exempt Organization has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares of

Common Stock are not otherwise used in an unrelated trade or business of the Exempt Organization. Revenue rulings, however, are interpretative in nature and subject to revocation or modification by the IRS. Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, a pension trust owning more than 10% of a REIT is required to treat a percentage of the dividends from the REIT as UBTI (the "UBTI Percentage") under certain circumstances. The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) the REIT qualifies as a REIT by reason of the modification of the 5/50 Rule described above, and (iii) either (A) one pension trust owns more than 25% of the value of the REIT's stock or (B) a group of pension trusts individually holding more than 10% of the value of the REIT's stock collectively own more than 50% of the value of the REIT's stock.

     Taxation of Foreign Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Foreign Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Foreign Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as distributions of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares of Common Stock is treated as effectively connected with the Foreign Shareholder's conduct of a U.S. trade or business, the Foreign Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions paid to a Foreign Shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Foreign Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Foreign Shareholder's shares, they will give rise to tax liability if the Foreign Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of Common Stock as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, distributions that are not exempt from withholding tax will be subject to withholding in full at the rate applicable to distributions. However, the Foreign Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Foreign Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under

FIRPTA, these distributions are taxed to a Foreign Shareholder as if such gain were effectively connected with a U.S. business. Thus, Foreign Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alterative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Foreign Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 34% of any distribution that could be designated by the Company as a capital gain dividend. However, because the Omnibus Budget Reconciliation Act of 1993 provides for an increase in the rate of withholding for distributions made by certain domestic partnerships, trusts, and estates to 35%, it is likely that the Treasury Regulations will be amended to impose a similar withholding rate on REIT capital gain dividends. The amount withheld is creditable against the Foreign Shareholder's FIRPTA tax liability.

     Gain recognized by a Foreign Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it currently qualifies as a "domestically controlled REIT," and that the sale of Common Stock will not therefore be subject to tax under FIRPTA. However, because the Company is publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT. In addition, gain not subject to FIRPTA will be taxable to a Foreign Shareholder if (i) the investment in Common Stock is treated as effectively connected with the Foreign Shareholder's U.S. trade or business, in which case the Foreign Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gains or (ii) the Foreign Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Foreign Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alterative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

Other Tax Considerations

     The Company, the Operating Partnership, the Subsidiary Partnerships, and the Company's and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

Tax Aspects of the Operating Partnership and the Subsidiary
Partnerships

     The following discussion summarizes material Federal income tax considerations applicable to the Company's investment in the Operating Partnership and the Subsidiary Partnerships (collectively, the "Property-Owning Partnerships"). The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.

Classification as a Partnership

     The Company is entitled to include in its income its distributive share of the Property-Owning Partnerships' income and to deduct its distributive share of the Property- Owning Partnerships' losses only if the Property-Owning Partnerships are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for Federal income tax purposes only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. Those four characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests.

     The Property-Owning Partnerships have not requested, and do not intend to request, a ruling from the IRS that they will be classified as partnerships for Federal income tax purposes. However, the Company has obtained an opinion of Baker, Donelson, Bearman & Caldwell to the effect that the Property-Owning Partnerships will be treated as partnerships for federal income tax purposes and not associations taxable as corporations. For a more detailed discussion of the basis for the opinion of counsel described herein, prospective investors should refer to the complete opinion filed as an exhibit to the registration statement of which this Prospectus is a part.

     If for any reason the Operating Partnership were to be taxable as a corporation, rather than as a partnership, for Federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "Requirements for Qualification (Income Test)" and "Requirements for Qualification (Asset Tests). If a Subsidiary Partnership were to be taxable as a corporation for tax purposes, the Company may cease to qualify as a REIT because the value of the Company's ownership interest in such partnership would exceed 10% of the partnership's voting interests. See "Requirements for Qualification Asset Tests." In addition, any change in a Property-Owning Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Requirements for Qualification - Annual Distribution Requirements." Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the partnership's taxable income.

Income Taxation of the Operating Partnership, the Subsidiary
Partnerships and their Partners

     Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company will be required to take into account its allocable share of a Property-Owning Partnership's income, gains, losses, deductions, and credits for any taxable year of the Property-Owning Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Property-Owning Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such time.

     Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department recently issued regulations requiring partnerships to use a "reasonable method" for allowing items affected by Section 704(c) of the Code and outlining two reasonable allocation methods. Under the Partnership Agreement, the Company, as general partner of the Operating Partnership, in its sole discretion may select a method of making Code Section 704(c) allocations. The application of Section 704(c) to the

Operating Partnership is not entirely clear and may be affected by Treasury Regulations promulgated in the future.

     Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in a Property-Owning Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the partnership by the Company; (ii) will be increased by (A) its allocable share of the partnership's income and (B) its allocable share of indebtedness of the partnership and (iii) will be reduced, but not below zero, by (I) the Company's allocable share of the partnership's loss and (II) the amount of cash distributed to the Company.

     If the allocation of the Company's distributive share of a Property-Owning Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis before zero. To the extent that a Property-Owning Partnership's distributions, or any decrease in the Company's share of the indebtedness of the partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company;s adjusted tax basis below zero, such distributions (including such construction distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in a Property-Owning partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distribution will constitute long-term capital gain.

     Depreciation Deductions. To the extent that the Operating Partnership acquires Properties in exchange for cash, the Operating Partnership's initial basis in the Properties for Federal income tax purposes generally is the price paid by the Operating Partnership to acquire the Properties. The Operating Partnership depreciates such depreciable property for Federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Operating Partnership uses MACRS for the furnishings and equipment in the Properties. Under MACRS, the Operating Partnership generally depreciates furnishings and equipment in service during the last three months of a taxable year, a mid- quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Operating Partnership uses ADS for the buildings and improvements comprising the Properties. Under ADS, the Operating Partnership generally depreciates such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that the Operating Partnership acquired the Initial Properties in exchange for Units, the Operating Partnership's initial basis in the Initial Properties for Federal income tax purposes is the same as the selling partnership's basis in the Initial Properties on the date of acquisition. The Operating Partnership depreciates such depreciable property for Federal income tax purposes under the same methods previously used by the selling partnerships.

     DESCRIPTION OF DEBT SECURITIES

     Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

     The Debt Securities are to be issued under an Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and incorporated herein by reference, subject to such supplements and amendments as may be adopted from time to time (each ans "Indenture") and collectively, the "Indentures"). The Indentures will be executed by the Company and one or more trustees (each a "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

General

     The Debt Securities will be direct and unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement. As indicated in the applicable Prospectus Supplement, the Debt Securities may be either senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company, or, in the alternative, subordinated debt subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 3.1).

     The Indenture provides that there may be more than one Trustee hereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 6.9). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 6.10), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

     1. the title of such Debt Securities (including whether they are senior debt or subordinated debt and whether they are convertible);

     2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     3. the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     4. the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     5. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30- day months;

     6. the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

     7. the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

     8. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     9. the percentage of the principal at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into shares of Common Stock, Preferred Stock or Debt Securities of another series, or the method by which any such portion shall be determined;

     10. if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     11. whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     12. any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

     13. whether such Debt Securities will be issued in certificated or book-entry form;

     14. whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     15. the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture;

     16. if such Debt Securities are to be issued upon the exercise of Debt Securities Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

     17. the terms, if any, upon which Debt Securities may be convertible into Common Stock, Preferred Stock or Debt Securities of another series of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

     18. if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock, Preferred Stock or other capital stock of the Company into which such Debt Securities are convertible;

     19. whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

     20. the terms, if any, upon which such Debt Securities will be subordinate to other debt of the Company; and

     21. any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 3.1)

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     The Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of the Capital Stock of the Company." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 3.2).

     Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 3.5 and 3.7).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series shall be surrendered for conversion (if applicable) or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.5). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 10.2).

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid (Section 3.5).

Merger, Consolidation or Sale

     The Company, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation or, the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred and be continuing; and
(c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 8.1 and 8.3).

Certain Covenants

     Existence. Except as permitted under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 10.6).

     Maintenance of Properties. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 10.7).

     Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage in accordance with industry practices and with insurers of recognized responsibility and of suitable financial stability (Section 10.8).

     Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 10.9).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Section; and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any Holder (Section 10.10).

     Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity or in the deposit of any sinking fund payment when and as due by the terms of any Debt Security; (c) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (d) default in the payment of an aggregate principal amount not less than $10,000,000 of any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or for substantially all of its properties; and (f) any other Event of Default provided with respect to a particular series of Debt Securities (Section 5.1).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of the series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than 25% in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 5.2). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provisions contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby (Section 5.13).

     The Trustee is required to give notice to the Holders of Debt Securities within 60 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 6.2).

     The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding Debt

Securities of such series as well as an offer of reasonable indemnity (Section 5.7). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 5.8).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 6.3). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 5.12).

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 10.11).

Modification of the Indenture

     Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the majority thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security;
(c) change the Place of Payment, or in the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 9.2).

     The Holders of not less than a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by the Company with certain covenants in the Indenture (Section 10.13).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interest of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture, by more than one Trustee;
(ix) to cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 9.1).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 3.1 of the Indenture; and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 3.1).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 15.1). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 15.2). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 15.4).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 15.4).

Discharge, Defeasance and Covenant Defeasance

     The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 4.1).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section
14.4 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 14.2) or (b) to be released from its obligations with respect to such Debt Securities under Section 10.4 to 10.10, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 3.1 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("Covenant Defeasance") (Section 14.3), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 14.4).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by the bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 1.1).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 14.5 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 14.5). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium if any) and interest on any Debt Security that is payable in Foreign Currency that ceases to be used by its government of issuance shall be made in U. S.
dollars (Section 1.1).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 10.4 to 10.10, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provision described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, Preferred Stock or Debt Securities of another series, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities. To protect the Company's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to own, directly or indirectly, more than 9.9% of the Company's Common Stock.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery as such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

     DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders of beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: i) the offering price; ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount od Debt Securities shall commence and the date on which such right shall expire (the "Expiration Date"); vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expires (the "Expiration Date"); vii) whether the Securities Warrants will be issued in registered or bearer form; viii) all materialUnited States federal income tax consequences; ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercise; and x) any other material terms of such Securities Warrants.

     In the case of Securities Warrants for the purchase of Preferred Stock of Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable; (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants;
(iii) the designation and terms of any series of Preferred Stock with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Stock; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Stock or Common Stock will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States federal income tax consequences; and (vii) any other material terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicted in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate as exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

Amendments and Supplements to Warrant Agreement

     The Warrant Agreements may be amended or supplemented without consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

Adjustments

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including, (i) payment of a dividend on the Common Stock payable in shares of Common Stock and stock splits, combinations or reclassification of Common Stock; (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular or quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

     PLAN OF DISTRIBUTION

     The Securities may be sold (i) through agents, (ii) through underwriters,
(iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise). The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

     Offers to purchase the Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the company to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If an underwriter or underwriters are utilized in the sale of Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, in any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

     If a dealer is utilized in the sale of the Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase the securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the Prospectus Supplement relating thereto.

     Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

     EXPERTS

     The Consolidated Financial Statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The Consolidated Financial Statements of America First REIT, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     LEGAL MATTERS

     The validity of the issuance of the Offered Securities offered pursuant to this Prospectus or any Prospectus Supplement will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Baker, Donelson, Bearman & Caldwell.